Exhibit 10.82

EXECUTION COPY

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

2010 DELTA CONNECTION AGREEMENT

by and among

PINNACLE AIRLINES CORP.

PINNACLE AIRLINES, INC.,

MESABA AVIATION, INC.

and

DELTA AIR LINES, INC.

Dated as of July 1, 2010

2010 DELTA CONNECTION AGREEMENT

THIS 2010 DELTA CONNECTION AGREEMENT (the “Agreement”), dated and effective the 1st day of July, 2010, is among Delta Air Lines, Inc., whose principal address is 1030 Delta Boulevard, Atlanta, Georgia  30320 ("Delta"), Pinnacle Airlines Corp., whose principal address is 1689 Nonconnah Boulevard, Suite 111, Memphis, TN  38132 (“Parent”), Pinnacle Airlines, Inc., whose principal address is 1689 Nonconnah Boulevard, Suite 111, Memphis, TN  38132 (“Pinnacle”) and Mesaba Aviation, Inc., whose principal address is 1000 Blue Gentian Road, Suite 200, Eagan, MN 55121 (Mesaba”).

WITNESSETH:

WHEREAS, Parent and Delta have entered into that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Delta will sell and transfer to Parent and Parent will purchase and acquire from Delta all of the outstanding shares of capital stock of Mesaba on the terms and conditions set forth in the Purchase Agreement;

WHEREAS, the Parties are entering into this Agreement contemporaneously with the execution and delivery of the Purchase Agreement and consummation of the transactions contemplated thereby

WHEREAS, the Parties are each willing to perform in the manner and upon the conditions and terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, do hereby agree as follows:

                 ARTICLE I

DEFINITIONS

Section 1.01 Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

1.	the terms as defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

2.	all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; and

3.	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or other subdivision; and

4.	Exhibit A includes defined terms that have meanings assigned to them in such Exhibit.

“2007 CRJ-900 Delta Connection Agreement” means that certain Delta Connection Agreement, as amended from time to time, dated as of April 27, 2007 by and among Delta, Parent and Pinnacle.

“Accident” means an ***.

“ACARS” means the Aircraft Communications Addressing and Reporting System, or any replacement system, which provides datalink communications between the Aircraft and the applicable Operator with respect to operational matters.

“Affiliate” means, as applied to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregated CRJ900 Delta Connection Flights” means the Scheduled Flights and the “Delta Connection Flights” (as defined in the 2007 CRJ-900 Delta Connection Agreement) scheduled pursuant to the 2007 CRJ-900 Delta Connection Agreement.

“Air Navigation Fees” means fees or charges assessed on air operators by a governmental authority to recover the costs for the provisions or availability of air navigation services provided by such governmental authority.

“Aircraft” means the (i) forty-one (41) CRJ900 aircraft (including airframe and on-wing engines) in Mesaba’s Delta Connection fleet as of the Effective Date as set forth on Schedule 1-A attached hereto and made a part hereof and (ii) any additional aircraft to be mutually agreed between the Parties, including airframe and on-wing engines, when and as such aircraft are added to an Operator’s Delta Connection fleet pursuant to Section 3.02.  Any Aircraft removed from an Operator’s fleet shall cease to be an “Aircraft” hereunder upon the date of removal of such Aircraft from scheduled operations (other than for maintenance).

“Aircraft Rental Expense” means the Basic Rent charged in the Leases between Delta and the applicable Operator with respect to each of the Aircraft.

 “Airport Landing Fees” means all landing fees, aircraft rescue and fire fighting (ARFF) fees, airport user fees and other airfield assessments to the extent such fees and assessments are attributable to or a result of Regional Airline Services.

“Basic Rent” shall have the meaning ascribed to such term in the Leases.

 “Block Hour” means the period of time (in minutes) beginning when an Aircraft first moves from the ramp blocks in connection with an operated Scheduled Flight, a Non-Scheduled Flight or a Charter Flight and ending when the Aircraft next comes to a stop at the ramp blocks at any station or other point of termination as recorded by ACARS or another mutually agreed system, divided by sixty (60).

  “Charter Flights” means revenue passenger flights using the Aircraft (other than Scheduled Flights).

“Colgan” means means Colgan Air, Inc., a Virginia corporation and wholly-owned subsidiary of Parent.

“COMAT” means company material, including but not limited to priority aircraft maintenance parts.

 “CRJ900 Spare Engine Rental Expense” means the Basic Rent set forth in the Leases between Delta and the applicable Operator for each of the CRJ900 Spare Engines.

“CRJ900 Spare Engines” means (i) the one (1) General Electric CF34-8C5 spare engine in Mesaba’s Delta Connection fleet as of the Effective Date as set forth on Schedule 1-B attached hereto and made a part hereof and (ii) any additional spare engines to be mutually agreed between the Parties when and as such spare engines are added to the fleet of Aircraft covered by this Agreement pursuant to Section 3.02(a)(ii).  Any CRJ900 Spare Engine removed from the fleet of Aircraft covered by this Agreement shall cease to be an “CRJ900 Spare Engine” hereunder upon the date of removal of such engine from scheduled operations (other than for maintenance).

 “Cycle” means an actual takeoff at an origin city and landing at a destination city of an Aircraft in connection with a Scheduled Flight, a Non-Scheduled Flight or a Charter Flight.

 “Dangerous Goods” shall have the meaning ascribed to such term in Section 1.0 of the Dangerous Goods Regulations of the International Air Transport Association (“IATA”), as such term may be amended from time to time by IATA.

“Data Communication Equipment” shall have the meaning ascribed to such term in Section 4.04.

“Default” means the occurrence of an event set forth in Section 10.02 or Section 10.03, and the expiration of any cure period provided therein without cure or other remedial action having occurred, permitting termination of this Agreement.

“Delta Connection Carrier” means an airline operating regional jet and/or turboprop air transportation services as a Delta Connection carrier pursuant to a Delta Connection agreement or other similar airline services agreement between such airline and Delta.

“Delta Connection Safety Standards” shall have the meaning ascribed to such term in Section 2.09.

“Delta Identification” means any Identification designated by Delta from time to time in its sole discretion for use by an Operator in connection with the Regional Airline Services (including without limitation “Delta Connection” or any similar or successor name).

“Designator” means “DL” or such other designator code designated by Delta from time to time in its sole discretion to identify Delta’s flights.

“Direct Costs” means Delta’s, an Operator’s or Parent’s, as applicable, actual paid or accrued cost incurred for goods and services without any, with respect to Direct Costs of an Operator, added surcharge for administrative or general overhead expenses of such Operator.

“Direct Expenses” shall have the meaning ascribed to such term in Exhibit A.

 “DOT” means the United States Department of Transportation or any successor agency to its functions with respect to the regulation of air transportation.

“DOT Certification” means any and all certifications and approvals by the DOT, the FAA and other regulatory agencies required for an Operator to operate the Aircraft and to perform pursuant to the terms of this Agreement and all Governmental Regulations.

 “Effective Date” means the date specified in Section 10.01 of this Agreement.

“Equipment” means the Aircraft, the CRJ900 Spare Engines and QECs.

 “FAA” means the Federal Aviation Administration or any successor organization or agency.

 “GAAP” means generally accepted accounting principles at the time prevailing in the United States for companies engaged in businesses similar to that of the applicable Operator, consistently applied.

“Governmental Authority” means any foreign or United States federal or state (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Governmental Regulations” means the rules and regulations prescribed by an airport authority at a Service City or by any local, state or federal unit of government having authority and jurisdiction to regulate the business and affairs of an air carrier having DOT Certification, including without limitation, the DOT, DOD and the FAA.

“Ground Handling Functions” means the ground handling functions performed in connection with the Regional Airline Services, including, but not limited to, the following:  (i) gate check-in activities, (ii) passenger enplaning/deplaning activities, (iii) sky cap and wheelchair services, (iv) aircraft loading/unloading services, included but not limited to airside busing, (v) passenger ticketing, (vi) jetbridge maintenance, (vii) janitorial services, (viii) deicing services, (ix) pushback, tow or taxi, (x) airstarts, and (xi) aircraft overnight cleaning, including lavatory service and water service, but excluding turn cleaning unless otherwise directed by Delta.

“Hub Locations” means each of Atlanta (ATL), Cincinnati (CVG), Detroit (DTW), Los Angeles (LAX), New York-John F. Kennedy (JFK), New York-LaGuardia (LGA), Memphis (MEM), Minneapolis (MSP) and Salt Lake City (SLC) and any other airport which has an average fifty (50) or more departures per day that are operated by Delta or one or more Delta Connection Carrier under the Designator.  If any Hub Location has an average of fewer than fifty (50) departures per day that are operated by Delta or one or more Delta Connection Carrier under the Designator, such Hub Location shall not be considered a Hub Location for purposes of this Agreement until such Hub Location returns to having an average fifty (50) or more departures per day that are operated by Delta or one or more Delta Connection Carrier under the Designator.

“Identification” means a trade name, trademark, service mark, graphic, logo, distinctive color scheme or other trade dress, domain name, aircraft livery and/or other identification or indication of source or origin.

“Lease” means (i) the leases, subleases and/or sub-subleases (including any and all amendments thereto) in effect as of the Effective Date by and between Delta (or an Affiliate of Delta) and Mesaba in respect of the Aircraft, (ii) the leases, subleases and/or sub-subleases (including any and all amendments thereto) in effect as of the Effective Date by and between Delta (or an Affiliate of Delta) and Mesaba in respect of CRJ900 Spare Engines and QECs.

“Maintenance Facilities” shall have the meaning ascribed to such term in Section 4.03(i).

“Maintenance Program” shall have the meaning ascribed to such term in the Leases.

“Non-Scheduled Flights” means all flights using the Aircraft which are not Scheduled Flights or Charter Flights.

“Operator” means, respectively, each of Mesaba and Pinnacle, but only while such Party is operating one or more of the Aircraft and providing all or part of the Regional Airline Services hereunder.

“Operator Identification” means any Identification selected by Mesaba or Pinnacle, respectively, from time to time for use in connection with the business of Mesaba or Pinnacle, respectively, including without limitation (i) with respect to Mesaba, “Mesaba,” “Mesaba Airlines,” “Mesaba Aviation, Inc.,” or any similar name and (ii) with respect to Pinnacle, “Pinnacle,” “Pinnacle Airlines” or any similar name.

“Operator Non-Cancelled Flight” shall have the meaning ascribed to such term in  Section 2.11(a).

“Party” means, respectively, each of Delta, Parent, Mesaba and Pinnacle.

 “Performance Period” means each calendar month or portion thereof occurring during the Term of this Agreement.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

“Pinnacle Party” means, respectively, each of Parent, Mesaba and Pinnacle.

 “QECs” means quick engine change kits.

“Regional Airline Services” means the provisioning by the Operators to Delta of Scheduled Flights and Charter Flights using the Aircraft, and all related activities, in accordance with this Agreement.

“Revenue Passenger” means a revenue passenger flown on a Scheduled Flight or a Charter Flight.

“SAAB Agreement” means that certain SAAB 340B+ Delta Connection Agreement of even date hereof by and among Delta, parent and Mesaba.

 “Scheduled Flights” means revenue passenger flights (other than Charter Flights) using an Aircraft which, regardless of frequency, and published in the customary and applicable schedule distribution systems, such as the Official Airline Guide (“OAG”), or published by Delta in its own system timetables.

“Second Amended and Restated Airline Services Agreement” means that certain Second Amended and Restated Airline Services Agreement of even date hereof by and among the Parties.

“Service Cities” means those cities identified from time to time by Delta to which the Operators shall provide Regional Airline Services.

“Support Agreements” shall have the meaning ascribed to such term in Section 3.10.

“Term” shall have the meaning ascribed to such term in Section 10.1.

“Termination Date” means the date on which this Agreement terminates pursuant to Article X.

“Ticket Taxes and Fees” means any taxes pursuant to Sections 4261 or 4271 of the U.S. Internal Revenue Code of 1986, as amended or succeeded, on any amounts paid by customers for transportation of persons or packages by air, and any passenger facility charges, airport improvement fees, security fees or charges, stamp taxes, excise taxes, value-added taxes (in the nature of a sales or use tax), gross receipts taxes (in the nature of a sales or use tax), U.S. APHIS user and aircraft inspection fees, U.S. Customs user fees, U.S. Immigration user fees, and any other taxes and/or user fees imposed by any domestic or foreign governmental entity, airport or taxing authority on a per-passenger basis on any travel or on any amounts paid by customers for transportation of persons or packages by air.

 “TSA” means the United States Transportation Security Administration or any successor governmental organization or agency.

ARTICLE II

PROVISION OF REGIONAL AIRLINE SERVICES

Section 2.01 Operation of Scheduled Flights.

(a) Subject to the terms and conditions of this Agreement, the Operators shall use the Aircraft to operate Scheduled Flights and Charter Flights as shall be designated by Delta from time to time in Delta’s sole discretion.  Delta, in its sole discretion, shall establish and publish all schedules for the Aircraft, including city-pairs served, frequencies, and timing of scheduled departures, taking into consideration the Aircraft type, maintenance requirements, crew  training and scheduling requirements, aircraft rotation requirements, applicable route and slot or other regulatory restrictions.  So that the information can be properly disseminated to the Operators for pilot and flight attendant staffing, and related operational requirements, Delta will, from time to time, notify each Operator of the preliminary schedule times, frequencies and related information for the Aircraft no later than seventy-five (75) days prior to the commencement of such schedule.  Each Operator shall provide to Delta the proposed block times for the Aircraft, Aircraft performance analysis on operational items such as passenger and baggage limitations (together with relevant assumptions) and airfield appropriateness applicable to airports specified in Delta’s request for each of the city pair in the preliminary schedule from Delta no later than fourteen (14) days of Operator’s receipt of the preliminary schedule times provided by Delta.   Notwithstanding the above, upon written notice to an Operator, Delta may assume responsibility for establishing the Aircraft block times for such Operator.  Regardless of whether Delta or Operator establishes the Aircraft block times, such block times shall be based on a block time reliability rate of between *** and *** or the block time reliability rate used for scheduling Delta mainline service, whichever is greater.  No later than forty (40) days prior to the commencement of such schedule, Delta will notify Operators of the final schedule times, frequencies and related information for the Aircraft.  Where practical, Delta will collaborate with the Operators to determine mutually optimal schedules.  Each Operator shall operate its respective Aircraft in the city pairs designated by Delta, subject to the frequency and other scheduling requirements established by Delta from time to time in accordance with this Section 2.01.  Delta and the Operators shall meet by October 1 each year to discuss an annual operating plan for the succeeding year with respect to the Aircraft, including Delta’s forecasted level of operations, block hours and cycles and the utilization of the Aircraft, and any other matters as Delta and the Operators shall determine.  Minimum turn times shall be set by Delta in conformity with standard industry practices and Aircraft type.

(b) Subject to the prior written consent of Delta, which shall not be unreasonably withheld or delayed, from time to time, Mesaba may assign all of its rights and obligations under this Agreement with respect to the operation of one (1) or more of the Aircraft and Equipment related to such Aircraft to Pinnacle, provided that (i) any such assignment does not (w) negatively impact Pinnacle’s ability to perform its remaining obligations under the Second Amended and Restated Airline Services Agreement or the 2007 CRJ-900 Delta Connection Agreement, (x) negatively impact Mesaba’s ability to perform its obligations under the Second Amended and Restated Airline Services Agreement or the SAAB Agreement, (y) create an undue burden on Delta or (z) interfere with Delta's performance requirements or schedule of Scheduled Flights and Charter Flights;  (ii) Pinnacle is an Affiliate of Mesaba and Parent at the time of any such assignment; (iii) Pinnacle assumes all of the rights and obligations of Mesaba hereunder with respect to the operation of such Aircraft and related Equipment; (iv) such assignment does not cause Mesaba to operate fewer than five (5) Aircraft and (v) Pinnacle shall reimburse Delta for all reasonable out-of-pocket costs and expenses incurred by Delta in connection with any such assignment, including without limitation, reasonable attorneys’ fees to prepare any and all documents required in connection with the movement of the aircraft to Pinnacle’s operating certificate and the costs for filing all required documents with the FAA.  Upon the assignment by Mesaba to Pinnacle of all of its rights and obligations under this Agreement with respect to the operation of all Aircraft and Equipment related to such Aircraft in Mesaba’s fleet as of the Effective Date in accordance with this Section 2.01(b) (the “Final Aircraft Assignment Date”) without any further action by any Party, Mesaba shall automatically be terminated as a Party to this Agreement and shall have no further rights or obligations under this Agreement, provided that any such termination shall not relieve Mesaba from liability for any breach of this Agreement arising prior to the Final Aircraft Assignment Date.  References to Mesaba herein shall thereafter be deemed to be references to Pinnacle.  Notwithstanding the automatic release of Mesaba as provided above, if Pinnacle so requests, Delta shall promptly execute one or more documents evidencing such termination, in form and substance reasonably satisfactory to Delta.

Section 2.02 Use of Designator, DL Identification and Related Matters.  Subject to Section 2.03 below and the applicable provisions of Article VII below, the Operators shall operate the Scheduled Flights and Charter Flights provided under this Agreement exclusively using the Designator and the designator code of any codeshare partner of Delta approved by Delta in its sole discretion.  The Scheduled Flights and Charter Flights shall be identified by the applicable Operator solely with flight numbers assigned by Delta.  Subject to Section 2.03 below and the applicable provisions of Article VII below, each Operator shall use only the Delta Identification for the Aircraft (except as otherwise required by Governmental Regulations), and for all airport terminal facilities (such as gates, passenger waiting areas and jetways), signage, equipment, uniforms and advertising, promotional and business materials in any form or media that are used in connection with the Regional Airline Services; provided, however, all employee uniforms  of an Operator be determined by such Operator, provided that such uniforms shall at all times be consistent with Delta’s uniform standards in effect at the applicable time and subject to the approval of Delta (including approval of any use of the Delta Identification thereon) which shall not be unreasonably withheld.  Each Operator shall not use their respective Operator Identification for the Aircraft (except as required by Governmental Regulation), airport terminal facilities (such as gates, passenger waiting areas and jetways), signage or advertising, promotional or business materials in any form or media that are used in connection with the Regional Airline Services; provided, however, nothing in the foregoing prohibition shall preclude an Operator from using its Operator Identification for general corporate purposes, responding to customer inquiries, on crew wings and employee service pins, and for purposes that are not covered by the foregoing prohibition and do not involve interaction with customers or passengers.

Section 2.03 Use of Other Designators.  No Operator shall use on the Aircraft or in connection with the Regional Airline Services hereunder the airline designator, Identification, or any other identifying feature of a foreign or United States airline other than Delta (except as otherwise required by Governmental Regulations), without the express prior written consent of Delta, or unless Delta directs an Operator to use such other designator, Identification, or identifying feature.  At the request of Delta, each Operator shall enter into such agreement(s) with another air carrier as may be necessary to implement code-sharing on the Scheduled Flights with such other air carrier.

Section 2.04 Personnel and Dispatch Control.  Each Operator shall be responsible for providing all crews (flight and cabin) to operate the Scheduled Flights and any Charter Flights to be operated by it and for all aspects (personnel and other) of dispatch control, including but not limited to load control.

Section 2.05 Inventory Management.  Delta shall have complete control and discretion over all inventory management functions for all Scheduled Flights and Charter Flights operated pursuant to this Agreement, including, without limitation, overbooking levels, discount seat levels, and allocation of seats among the various fare buckets.   In performing such inventory management, Delta shall conform in all material respects to its own procedures and standards, taking into account the Aircraft type.

Section 2.06 Passenger Fares.  Delta shall be the sole authority for filing tariffs for Scheduled Flights operated pursuant to this Agreement, and Delta shall establish all passenger fares for Scheduled Flights and Charter Flights operated pursuant to this Agreement.  All charges for filing of fares or tariffs for Scheduled Flights operated pursuant to this Agreement shall be paid by Delta.

Section 2.07 DOT Certification.  Each Operator has and shall maintain DOT Certification and all other permits, licenses, certificates and insurance required by any Governmental Authority and Article IX hereof to enable such Operator to perform the services required by this Agreement.

Section 2.08 Compliance with Governmental Regulations.  All flight operations, dispatch operations and all other operations undertaken by an Operator pursuant to this Agreement shall be conducted and operated by such Operator in strict compliance with all Governmental Regulations, including, without limitation, those relating to security, the use and transportation of hazardous materials, flight crew and mechanic qualifications and licensing requirements, crew training and hours, and customs and immigration requirements.  All Equipment shall be operated and maintained by each Operator in strict compliance with all Governmental Regulations, such Operator’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturer’s instructions.  At all times, each Operator shall operate with the highest standards of care.

Section 2.09 Safety Standards.  Each Operator shall actively participate in and comply with the Delta Connection Safety Alliance and at all times during the Term (i) comply with Delta’s safety standards for Regional Airline Services including, without limitation, as set forth in the Delta Connection Carriers Non-Regulatory Safety Program Standards document and the Delta Connection Ground Operations Manual, provided, with respect to any changes Delta may make to such safety standards after the Effective Date, Delta shall, at its discretion, do one of the following: (x) pay directly for the incremental Direct Costs incurred by an Operator attributable to such change; (y) treat the incremental Direct Costs incurred by an Operator attributable to such change as a Direct Expense or (z) adjust the Aircraft Months Rate to reflect the incremental increase or decrease to the Direct Costs incurred by an Operator attributable to such change (ii) within a reasonable timeframe of inception of this Agreement, comply with and maintain all IATA Operational Safety Audit requirements and certification, Cockpit Aviation Safety Action Program (subject to consent of such Operator’s union representation and FAA), Flight Operations Quality Assurance (subject to consent of such Operator’s union representation and FAA) and all other safety initiatives applicable to the regional jet service industry, and (iii) each Operator shall be required to successfully complete a DOD audit under a regular bi-annual inspection program. (collectively, as amended from time to time, the “Delta Connection Safety Standards”).

Section 2.10 Quality of Service.  Delta policies, procedures, performance standards (including but not limited to Delta’s Sky Priority initiative) and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all services provided by each Operator under this Agreement.  Each Operator shall achieve, with respect to the provision of Regional Airline Services, at least the same quality of airline service as that provided by Delta, subject to limitations imposed by the type of Aircraft, its route network, the availability of equipment and facilities at the Service Cities and the performance by Delta of its obligations under this Agreement.  Each Operator shall maintain adequate staffing levels to ensure at least the same level of customer service and operational efficiency that Delta achieves.  Each Operator shall cooperate with Delta in any way necessary or desirable to provide such comparable level of customer service in connection with the operation of Regional Airline Services; and each Operator shall maintain new hire and recurrent training programs for all job descriptions, and such programs, as they pertain to customer service, shall be reasonably acceptable to Delta.

Section 2.11 Service Standards.  Without limiting Sections 2.09 and 2.10, the Operators shall achieve the following specific performance standards with respect to any Performance Period during the Term:

(a) Performance Standards.

(i) Minimum Completion Factor.  Operators shall maintain an aggregated completion rate with respect to the scheduled Aggregated CRJ900 Delta Connection Flights as set forth on Schedule 2.11 attached hereto and made a part hereof.  For purposes of this Agreement, the determination of completion rate of the scheduled Aggregated CRJ900 Delta Connection Flights shall be calculated on an all-in basis, such that all cancellations or uncompleted flights -- regardless of the reason -- shall be counted as cancelled flights which either Operator has not completed with the following exceptions:

(A) Any Aggregated CRJ900 Delta Connection Flight that is cancelled by an Operator, but through coordination with Delta’s Operation Control Center (“OCC”) is successfully operated by either Delta or another operator within the Delta Connection program other than such Operator (i.e. Cancellation Codes 19A-F set forth on Exhibit C attached hereto and made a part hereof) (a “Substitute Flight”), shall be treated as a completed Aggregated CRJ900 Delta Connection Flight.  Each Operator shall use its best efforts to coordinate Substitute Flights with Delta’s OCC when known cancellations are imminent;

(B) Any Aggregated CRJ900 Delta Connection Flight that is cancelled at Delta’s request, as determined by Delta’s OCC (i.e. Cancellation Code 19H set forth on Exhibit C);

(C) Any Aggregated CRJ900 Delta Connection Flight operated by an Operator with no revenue passengers and not completed within two (2) hours of its scheduled arrival time shall be considered a non-completed flight, unless at the direction of Delta’s OCC; and

(D) Any Aggregated CRJ900 Delta Connection Flight requested by Delta’s OCC to be cancelled for purposes of substitution (i.e. Cancellation Code 19G set forth on Exhibit C) shall be treated as a completed flight.

If Delta requests an Operator to cancel one or more scheduled Delta Connection Flights, such Operator shall comply with any such request within the time period reasonably requested by Delta.  In the event such Operator does not cancel any such flight, or does not cancel any such flight within the time period reasonably requested by Delta (each, an "Operator Non-Cancelled Flight"), each such Operator Non-Cancelled Flight, for all purposes of this Agreement, shall not be regarded as a completed flight, and Delta shall not be obligated to pay Operator any compensation or any other reimbursements in connection with such Operator Non-Cancelled Flights.

(ii) Minimum On-Time Arrival Reliability.  Operators shall maintain an aggregate percentage of on-time arrivals for all  Aggregated CRJ900 Delta Connection Flights as set forth on Schedule 2.11 attached hereto and made a part hereof.

(iii) Minimum ISM Score.  Operators shall maintain an ISM score as set forth on Schedule 2.11 attached hereto and made a part hereof. The ISM score will be calculated by Delta taking a simple average of the Delta Customer Satisfaction Survey results for the Aggregated CRJ900 Delta Connection Flights during the applicable Performance Period in each of the following categories:

On-Board Timely & Accurate Information

Flight Attendant Helpful & Courteous

Flight Attendant Availability

Flight Attendant Professional Appearance

Clean Lavatory

Clean Cabin

Condition of Aircraft Interior & Cabin Appearance

For purposes of measuring Operators’ ISM Score, the Performance Period shall be each calendar quarter during the Term.  Delta shall deliver Operator’s ISM Score to Operator not more than sixty (60) days following the end of the applicable calendar quarter.

(iv) Minimum On-Time Departure Reliability.  Operators shall maintain an aggregate percentage of on-time departures for all  Aggregated CRJ900 Delta Connection Flights as set forth on Schedule 2.11 attached hereto and made a part hereof.

(b) Each of the requirements set forth in Section 2.11(a) above shall be defined as the “Operational Performance Standards.”  If Delta is concerned about one or both Operators’ performance in connection with any of the Operational Performance Standards, such Operator(s) agrees to discuss with Delta such performance and potential ways to improve such performance at Delta’s request.  The Parties shall have ten (10) days to determine appropriate solutions and/or a corrective action plan, and each Operator agrees to diligently comply with the terms and conditions of any such solutions and corrective action plans that are mutually agreed by the Parties.

(c) Adjustments to Performance Standards.  The Parties recognize and agree that the performance standards set forth on Schedule 2.11 may be modified or adjusted by mutual agreement of the Parties hereto from time to time during the Term of this Agreement.

Section 2.12 Service Recovery.  If requested by Delta, an Operator shall provide Revenue Passengers with service recovery and passenger amenities in accordance with Delta’s standard policies and procedures.  Delta shall reimburse such Operator for all Direct Costs incurred as a result of providing such service recovery and, upon request, such Operator shall submit to Delta supporting documentation with sufficient detail to allow Delta to verify the invoiced amount.

Section 2.13 In-flight Food, Beverages and Supplies.  For all Scheduled Flights and Charter Flights, Delta shall provide, or cause to be provided, catering services, food and beverages for passengers and crews, all at Delta’s sole cost.  Each Operator shall collect the appropriate amounts from passengers for all sales of in-flight food products and/or beverages in accordance with Delta’s policies and procedures, and any revenue associated with on-board sales of the food product and/or beverages shall be remitted to and the sole property of Delta.

Each Operator shall institute and maintain adequate controls to efficiently manage the usage of in-flight food, beverages and supplies.  Each Operator will also institute and maintain adequate controls to minimize the breakage or otherwise loss of product or revenue ("shrinkage") associated with in-flight food and beverage sales.  Each Operator may be required to provide reports detailing the ratio of usage and shrinkage on an ad-hoc basis as requested by Delta from time to time.

Each Operator shall be responsible for obtaining and maintaining, at its own expense (which expense shall not be a Direct Expense), all licenses necessary for the serving of in-flight food and beverages on Scheduled Flights and Charter Flights.

Delta shall furnish Each Operator, at Delta’s sole cost, adequate supplies of its customary in-flight supplies including, but not limited to, the Delta in-flight magazine, flatware, dishes, cups, napkins, pillows, blankets, trash bags, sick sacks, lavatory supplies, creamers, swizzle sticks and sugar in a form similar or identical to that used by Delta.  Each Operator will purchase any and all liquor to be provided to passengers on its Scheduled Flights or Charter Flights, and Delta shall reimburse such Operator for such liquor expenses and associated liquor taxes as a Direct Expense pursuant to Exhibit A.  All in-flight product and customer service specifications will be at the sole discretion of Delta.

Section 2.14 Exclusivity Arrangements.  (a) During the Term, except as otherwise directed or approved in writing by Delta, in Delta’s sole discretion, the Operators, in aggregate, shall not operate more than *** departures per day under either of their own flight designator codes into or out of any Hub Location.

(b) If, during the Term, an Operator operates a jet aircraft certificated in the United States with a Maximum Gross Take Off Weight greater than ***pounds and certificated for *** or fewer passenger seats but configured with *** or fewer passenger seats for itself or a carrier other than Delta or an Affiliate of Delta, then such Operator shall not operate any jet aircraft configured with between *** and *** passenger seats for itself or a carrier other than Delta or an Affiliate of Delta in any city pair that is served, on a non-stop basis by Delta or an Affiliate of Delta.

(c) Nothing in this Agreement shall preclude Delta from entering into code share, alliance or other commercial cooperation arrangements with any other airline or entering into similar or other arrangements with other carriers for the provisioning of regional airline services using CRJ900 aircraft or any other aircraft to or from the Hub Locations, the Service Cities or elsewhere.

(d) Except as set forth in Section 2.14(a) and (b) above, nothing in this Agreement shall preclude an Operator from operating an aircraft for another carrier other than Delta or an Affiliate of Delta, under the flight designator code of such other carrier, into any Hub Location or preclude an Affiliate of Parent other than Operator from operating any aircraft for itself or a carrier other than Delta or an Affiliate of Delta to or from the Hub Locations, the Service Cities or elsewhere.

Section 2.15 Contract of Carriage.  Each Operator shall adopt as its own, for the Regional Airline Services, Delta’s Terms and Conditions of Contract of Carriage (“Contract of Carriage”), cargo tariffs, bills of lading, baggage liability policies and denied boarding compensation policies, each as amended from time to time, and be bound by their respective terms with respect to its operation of the Regional Airline Services.

                            ARTICLE III

EQUIPMENT

Section 3.01 Use of the Equipment.  Each Operator agrees (a) that the Equipment shall be used only to provide and/or support the Regional Airline Services contemplated by this Agreement and (b) that the Equipment shall not be used by it for any other purpose without the prior written consent of Delta.

Section 3.02 Fleet Size and Related Matters.  As of the Effective Date, Mesaba’s Delta Connection fleet consists of the Aircraft.

(i) Unscheduled Aircraft.  Subject to the Operators’ approval, which shall not be unreasonably withheld, Delta shall determine the appropriate level of unscheduled Aircraft to be included in each Operator’s fleet of Aircraft from time to time.

(ii) Spare Engine Requirements.

(A)           Delta shall make available to the Operators for use on the Aircraft CRJ900 Spare Engines in the quantities during the corresponding years as set forth in the following “Table 1”.  Table 1 represents the full and complete obligation of Delta for spare engine support with respect to the Aircraft based upon known and projected LLP and service performance at the time of this Agreement.  The quantities specified in Tables 1 and 2, excluding operational Spare Engines, may change based upon operations, maintenance schedules and production planning by mutual agreement of the Parties.  The CRJ900 Spare Engines may be substituted at any time, at Delta’s sole discretion, by any engine maintenance agreement that contains a minimum serviceable spares support provision.

Table 1:

***	***	***	***	***	***	***	***	***	***	***	***	***	***
***	***	***	***	***	***	***	***	***	***	***	***	***	***

(B)           Pinnacle shall make available for use on the CRJ900 DCA Aircraft spare engines in the quantities during the corresponding years as set forth in the following “Table 2”.  Such spare engines may be substituted at any time, at Pinnacle’s sole discretion, by any engine maintenance agreement that contains a minimum serviceable spares support provision:

Table 2:

***	***	***	***	***	***	***	***	***	***	***	***	***	***
***	***	***	***	***	***	***	***	***	***	***	***	***	***

(C)           Cross Utilization of CRJ900 Spare Engines.  The CRJ900 Spare Engines, together with the engines on the Aircraft as of the Effective Date, may be cross utilized between the Aircraft and the CRJ900 aircraft operated by Pinnacle pursuant to the 2007 CRJ900 Delta Connection Agreement (the “CRJ900 DCA Aircraft”), but no other aircraft, provided each of the following conditions are, and remain, satisfied:

1.
The spare engines for the CRJ900 DCA Aircraft, together with the engines on the CRJ900 DCA Aircraft as of the Effective Date (as set forth on Schedules 1-A and 1-B attached to this Agreement and made a part hereof), are cross utilized for the Aircraft at substantially the same rates as the CRJ900 Spare Engines and the engines on the Aircraft as of the Effective Date are cross-utilized on the CRJ900 DCA Aircraft.

2.
The CRJ900 Spare Engines and the engines on the Aircraft as of the Effective Date shall not be negatively discriminated against in any way, in Delta’s commercially reasonable judgment, including with respect to, but not limited to, utilization, configuration, handling and storage.

3.
Spare engines are assets specifically designed for replacement of non-scheduled removals induced by exceeding the operating or mechanical allowable limits for revenue flight.  Spare engines may also be used to support a planned removal of an engine that is operating with sustained restrictions that preclude normal routing of an Aircraft.  The minimum number of Spare engines for the purposes of this Agreement is ***.

4.
Upon the termination or expiration of the Agreement, at Pinnacle’s sole cost, Pinnacle shall return each of the (i) engines on an Aircraft as of the Effective Date and (ii) the CRJ900 Spare Engines to a position on the Aircraft and the remaining engines to a spare stand and correct any configuration discrepancies, including but not limited to Pinnacle owned LRUs installed on the Aircraft and such engines.

If it is determined, in Delta’s commercially reasonable judgment, that any of the above conditions is not satisfied, then Delta may, at it’s sole discretion, upon 30 days advance notice to Pinnacle require that neither the CRJ900 Spare Engines, nor the engines on the Aircraft as of the Effective Date, may be utilized on any of the CRJ900 DCA Aircraft, and within 90 calendar days of the date of such notice, Pinnacle must comply with Condition 4 above.

(D)           Delta will provide additional spare engines as reasonably required by Operators in addition to the engines set forth in Tables 1 and 2 above; provided, however, Delta shall have no obligation to provide any such additional spare engines if Operator’s requirement for additional spare engines is due to or as a result of any of the following:

(i)           engine removals due to any maintenance performed unreasonably in advance of the time such maintenance is required in accordance with the Maintenance Program and not mutually agreed to by Delta;

(ii)            any engine maintenance that is required due to the negligence of an Operator or any of its maintenance service providers;

(iii)            inadequate engine maintenance by an Operator or Operator’s failure to  follow procedures approved by the OEM or Delta.

(E)           If Delta and Operator mutually agree that additional spare engines are required due to an operational necessity for an extended period of time, Operator will fully share engine maintenance and scheduling practices and will work with Delta to change or adjust these practices to minimize spare engine support.

(iii) Spare APUs.

(A) Delta shall make available to the Operators for use on the Aircraft spare auxiliary power units (“APUs”) in the quantities during the corresponding years as set forth in the following “Table 3” (the “Spare APUs”).  Table 3 represents the full and complete obligation of Delta for spare APU support with respect to the Aircraft based upon known and projected LLP and service performance at the time of this Agreement.  The quantities specified, in Tables 3 and 4 excluding operational Spare APUs, may change based upon operations, maintenance schedules and production planning by mutual agreement of the Parties.  The Spare APUs may be substituted at any time, at Delta’s sole discretion, by any APU maintenance agreement that contains a minimum serviceable spares support provision.

Table 3:

***	***	***	***	***	***	***	***	***	***	***	***	***	***
***	***	***	***	***	***	***	***	***	***	***	***	***	***

(B)           Pinnacle shall make available for use on the CRJ900 DCA Aircraft spare APUs in the quantities during the corresponding years as set forth in the following “Table 4”.  Such spare APUs may be substituted at any time, at Pinnacle’s sole discretion, by any

APU maintenance agreement that contains a minimum serviceable spares support provision:

Table 4:

***	***	***	***	***	***	***	***	***	***	***	***	***	***
***	***	***	***	***	***	***	***	***	***	***	***	***	***
***

(C)           Cross Utilization of Spare APUs.  The Spare APUs, together with the APUs on the Aircraft as of the Effective Date (as set forth on Schedule 1-C attached to this Agreement and made a part hereof), may be cross utilized between the Aircraft and the CRJ900 DCA Aircraft, but no other aircraft, provided each of the following conditions are, and remain, satisfied:

1.
The spare APUs for the CRJ900 DCA Aircraft, together with the APUs on the CRJ DCA Aircraft as of the Effective Date, are cross utilized for the Aircraft at substantially the same rates as the Spare APUs and the APUs on the Aircraft as of the Effective Date are cross-utilized on the CRJ900 DCA Aircraft.

2.
Pinnacle is able to be added to and will become a party to the APU maintenance agreement that covers Mesaba’s APUs as of the Effective Date, and such agreement has provisions to allow for cross utilization of the APUs between the CRJ900 DCA Aircraft and the Aircraft.

3.
The Spare APUs and the APUs on the Aircraft as of the Effective Date shall not be negatively discriminated against in any way, in Delta’s commercially reasonable judgment, including with respect to, but not limited to, utilization, configuration, handling and storage.

4.
Spare APUs are assets specifically designed for replacement of non-scheduled removals induced by exceeding the operating or mechanical allowable limits for revenue flight.  Spare APUs may also be used to support a planned removal of an APU that is operating with sustained restrictions that preclude normal routing of an Aircraft and scheduling of such removals will be coordinated between Delta and Pinnacle.  The minimum number of Spare APUs for the purposes of this Agreement is ***.

5.
Upon the termination or expiration of the Agreement, at Pinnacle’s sole cost, Pinnacle shall return each of the (i) APUs on an Aircraft as of the Effective Date and (ii) the Spare APUs to a position on the Aircraft and the remaining APUs to a spare stand and correct any configuration discrepancies, including but not limited to Pinnacle owned LRUs installed on the Aircraft and such APUs.

If it is determined, in Delta’s commercially reasonable judgment, that any of the above conditions is not satisfied, then Delta may, at it’s sole discretion, upon 30 days advance notice to Pinnacle require that neither the Spare APUs, nor the APUs on an Aircraft as of the Effective Date may be utilized on any of the CRJ900 DCA Aircraft, and within 90 calendar days of the date of such notice, Pinnacle must comply with Condition 5 above, and at such point, Delta’s sole responsibility will be to provide Spare APUs for the Aircraft.

(D)           Delta will provide additional spare APUs as reasonably required by Operators in addition to the APUs set forth in Tables 3 and 4 above; provided, however, Delta shall have no obligation to provide any such additional spare APUs if Operator’s requirement for additional spare APUs is due to or as a result of any of the following:

(i)           APU removals due to any maintenance performed unreasonably in advance of the time such maintenance is required in accordance with the Maintenance Program and not mutually agreed to by Delta;

(ii)            any APU maintenance that is required due to the negligence of an Operator or any of its maintenance service providers;

(iii)            inadequate APU maintenance by an Operator or Operator’s failure to  follow procedures approved by the OEM or Delta.

(E)           If Delta and Operator mutually agree that additional spare APUs are required due to an operational necessity for an extended period of time, Operator will fully share APU maintenance and scheduling practices and will work with Delta to change or adjust these practices to minimize spare APU support.

        (iv) QECs.  Subject to the Operators’ approval, which shall not be unreasonably withheld, Delta shall determine the appropriate quantity of QECs to be included in each Operator’s fleet of Aircraft from time to time.

Section 3.03 Lease of the Equipment.  As of the Effective Date, Mesaba and Delta (and/or an Affiliate of Delta) have entered into Leases with respect to each of the Aircraft, each of the CRJ900 Spare Engines and each of the QECs.

Section 3.04 Manufacturer Benefits Agreement.  Pursuant to a letter dated June 27, 2005 and a letter dated February 13, 2007 (the “Letter Agreements”) from Delta (as successor by merger to Northwest Airlines, Inc.) to Bombardier Aerospace (“Bombardier”), Delta has made available to Mesaba certain benefits under the Purchase Agreements between Delta and Bombardier, which benefits relate to, among other things, manufacturer credits, inventory service representatives, field service representatives and technical manuals.  All such benefits under the Purchase Agreements shall be utilized by the Operators and applied to reduce the Direct Expenses of the Operators.  In addition, Delta shall have the sole right to enter into future manufacturer benefit agreements that may have the effect of further reducing the Operators’ Direct Expenses.

Section 3.05 Equipment Maintenance, Servicing and Cleaning.  Each Operator shall be responsible for all aspects of maintenance of the Equipment used by it in accordance with the Maintenance Program (including any maintenance or modifications required by FAA airworthiness directives and all routine and non-routine maintenance), and for servicing and cleaning (except turn cleaning performed as part of customary ground handling services to be performed by the ground handler selected by Delta pursuant to Section 4.02(a)) the Equipment (including repainting of worn aircraft exteriors and replacement of interior items in accordance with this Section 3.05 below).

With respect to maintenance of the Aircraft and the CRJ900 Spare Engines, the baseline maintenance program will be the most current version of the CRJ900 MSG3 Maintenance Review Board Report.  An Operator may deviate from the baseline maintenance program in accordance with such Operator’s Maintenance Program, provided that such Operator shall notify Delta at least thirty (30) days in advance regarding any such deviations from the baseline maintenance program.  Each Operator’s responsibility with respect to the Maintenance Program includes, but is not limited to, incorporating the latest revision of the Original Equipment Manufacturer (OEM) Maintenance Program, collecting log page, non-routine, equipment check findings and Service Difficulty Reports (SDR).  Any Maintenance Program changes or Service Bulletins on the Aircraft and CRJ900 Spare Engines that involve expenses pursuant to Exhibit A, Section 1.03 (Direct Expenses) shall be reviewed by Delta prior to implementation and shall require Delta’s approval to be considered Direct Expenses for payment purposes.  An Operator may, however, on its own authority and cost (with no reimbursement from Delta) make Maintenance Program changes on the Aircraft and CRJ900 Spare Engines.

On a quarterly basis during the Term, each Operator will provide to Delta a list of Maintenance Program changes on the Aircraft and CRJ900 Spare Engines, including required labor, estimated costs to implement, any expenses that are deemed Direct Expenses and implementation status.  The list shall include:

(a) Deletion or escalation of a routine task (this does not include a complete “check” such as “A” check),

(b) Deletion of steps to a routine task or procedure that may result in a change to the task intent or task scope,

(c) De-escalation of a task,

(d) Escalation or de-escalation of a “check” such as an “A” check,

(e) Addition of a routine task (adding a function not currently being performed), and

(f) Addition of steps to a routine task or procedure that may result in change to the intent or work scope (a change of access or area for inspection, and/or change of method for inspection).

With respect to painting the Aircraft, Operator shall re-paint each Aircraft at least once every six (6) years (a “Paint Cycle”) or as otherwise directed or waived by Delta on a case-by-case basis.  The Aircraft shall be painted in livery as determined by Delta in its sole discretion, and any changes or deviations are subject to Delta’s prior approval.  Painting of any Aircraft, including the vendor to be used, must be approved in advance by Delta and will be paid by Operator and considered a Direct Expense for payment purposes.

With respect to modifications to the Aircraft interiors, all such modifications must be coordinated with Delta and approved in advance by Delta, and the costs thereof will be paid by the Operator, provided Delta shall reimburse such Operator for a prorated portion of such costs, such prorated portion to equal the total Direct Cost of such modification multiplied by a fraction, the numerator of which shall be equal to the number of days remaining until the next regularly scheduled replacement of the interior to be modified and the denominator of which shall be equal to the total number of days between the most recent replacement thereof and the next regularly scheduled replacement thereof.

The Parties shall coordinate with respect to Aircraft painting and interior modifications as required to facilitate the applicable Operator’s operational planning and budget requirements.

With respect to interior cabin maintenance and exterior cleaning of the Aircraft, each Operator shall comply with the following standards and replacement schedule, provided such standards and schedules may be amended from time to time by Delta upon no less than thirty (30) days prior notice to the Operators:

Interior:
•	Extensive Interior Clean (EIC) – at intervals not to exceed 30 days and using the vendors designated by Delta from time to time
•	Carpet – Deep-cleaned with each EIC, runner replaced every 120 days, and under-seat replaced every 12 months
•	Seat Covering – conditioned every 90 days, refurbished every 2 years and replaced every 6 years

•	Seat cushions – seats replaced every 3-4 years, back cushions every 6-7 years
•	Galley/Lav Floor laminate – replaced every heavy maintenance event

Exterior:
•	Wash at intervals not to exceed 60 days
•	APU exhaust wipe-down no greater than 10 days
•	Polish leading edge and engine inlet every 18 months

With respect to any changes Delta may make to the standards and schedules set forth above, Delta shall, at its discretion, do one of the following: (i) pay directly for the incremental Direct Cost of such change; (ii) treat the incremental Direct Cost of such change as a Direct Expense or (iii) adjust the Aircraft Months Rate to reflect the incremental increase or decrease to the Direct Cost attributable to such change.

Section 3.06 Maintenance Agreements.

For each of the engines on the Aircraft and the CRJ900 Spare Engines, the Operators shall utilize the Delta selected vendor(s) for all major shop-level engine maintenance (e.g. maintenance in accordance with the engine original equipment manufacturer shop manual) in accordance with terms and conditions negotiated by Delta after review and concurrence by the Operators that such agreements contain reasonably satisfactory arrangements in respect of the Operators’ operational requirements, such review and concurrence not to be unreasonably withheld or delayed.

In the event Delta enters into agreements for APU and associated component maintenance, avionics maintenance and/or landing gear overhauls with respect to the Aircraft, Operators shall utilize the vendors in such agreements for such services; provided, however, Operators’ utilization of such vendors shall be subject to (i) termination of an Operator’s existing vendor contracts, if any, and Delta’s payment of any early termination penalties imposed pursuant to such Operator’s terminated contracts, (ii) reasonably satisfactory arrangements in respect of the Operators’ operational requirements and (iii) adjustment (if any) to the rates set forth in Exhibit A, Attachment D.

In the event spare parts pooling agreements are established for Delta Connection Carriers, each Operator will participate in such agreements so long as such agreements adequately address the Operators’ respective inventory needs, logistics requirements and configuration concerns and are not contrary to any FAA regulation and such agreements do no materially interfere with or adversely affect other contractual or legal obligations of Parent or Operator in existence at such time or materially interfere with the Operator’s operational or maintenance standards or performance requirements, each as necessary to comply with its obligations under this Agreement.

In the event spare engine pooling agreements are established for Delta Connection Carriers, each Operator will participate in such agreements so long as such agreements adequately address the Operators’ respective inventory needs, logistics requirements and configuration concerns and are not contrary to any FAA regulation and such agreements do not materially interfere the Operator’s operational or maintenance standards or performance requirements, each as necessary to comply with its obligations under this Agreement.

In the event an Operator is or becomes a party to such agreements as outlined in this Section 3.06, such Operator shall not execute any amendment or side letter to  extend or terminate any of those agreements without Delta’s prior written consent.

        The use of such vendors and related agreements by an Operator as provided for in this Section 3.06 shall be subject to such Operator formally approving such vendors as part of its FAA approved Maintenance Program, with such approvals not unreasonably withheld or delayed.  Pursuant to the Operators’ respective FAA approved Maintenance Program, an Operator may cease the use of such vendors, with the prior consent of Delta, with such consent not being unreasonably withheld or delayed, as a remedy for quality control related issues associated with non-compliance with such Operator’s FAA approved Maintenance Program or FAA regulatory requirements.

The Parties acknowledge and agree that (i) as of the Effective Date, the avionics associated with the Aircraft are maintained under that certain Rockwell Collins Dispatch Plus Maintenance and Inventory Support Agreement dated June 12, 2009 (the “Rockwell Avionics Agreement”); (ii) the Rockwell Avionics Agreement and all services and inventory provided thereunder shall be used by the Pinnacle Parties solely to support the Aircraft and the seventeen (17) CRJ-200 aircraft in the Mesaba fleet as of the Effective Date; and (iii) no Pinnacle Party shall use the services and inventory provided pursuant to the Rockwell Avionics Agreement to support any aircraft other than the Aircraft and the seventeen (17) CRJ-200 aircraft in the Mesaba fleet as of the Effective Date without the prior written consent of Delta.  The Parties agree to use their respective commercially reasonable efforts to mutually seek a replacement agreement, or amendment, to the Rockwell Avionics Agreement that would provide avionics maintenance to the Aircraft, the seventeen (17) CRJ-200 aircraft in the Mesaba fleet as of the Effective Date and the CRJ-200 and CRJ-900 aircraft in the Pinnacle fleet as of the Effective Date.

Section 3.07 Aircraft and Engine/APU Configuration; Aircraft Records.

Each Operator shall be responsible for review, justification and implementation of OEM safety and reliability service bulletins with respect to the Aircraft, the CRJ900 Spare Engines and the CRJ900 APUs.

In order to maintain consistency in engine and APU configuration, Delta will work with the respective Delta Connection Carriers to create and maintain one Engine Configuration Specification Manual (“CSM”) and one APU CSM.  Each Operator agrees to participate in the CSM process, and Delta shall obtain the concurrence of the Operators prior to any changes being made to the CSMs, including incorporation of any service bulletins, and no Operator shall unreasonably withhold or delay such concurrence.  If concurrence between such Parties cannot be achieved, then an Operator may, on its own authority and cost (with no reimbursement by Delta) incorporate revisions to the CSM.  Upon expiration or termination of this Agreement, if requested by Delta, each Operator shall restore any engine or APU to CSM configuration at such

Operator’s sole cost.

The baseline Aircraft configuration will be maintained to Original-Equipment-Manufacturer (OEM) approved configurations, provided that an Operator may deviate from the OEM-approved configurations in accordance with the Maintenance Program.  Each Operator shall notify Delta in advance regarding any deviations from OEM-approved configurations unless otherwise agreed to by the Parties, and such Operator shall be responsible for all costs (with no reimbursement from Delta) associated with such deviations.  Each Operator shall return the Aircraft in an OEM approved configuration unless otherwise mutually agreed upon by Delta and such Operator.  Any cost associated with reconfiguring the Aircraft will be the applicable Operator’s responsibility.

Delta shall have responsibility for oversight of aircraft modifications and/or projects for incorporation on the Aircraft fleet subject to the following criteria:

(a) All such aircraft modifications/projects that involve expenses deemed Direct Expenses, shall, prior to implementation, be reviewed by Delta and shall require Delta’s approval to be considered Direct Expenses for payment purposes.  Should Delta not approve such modifications or projects, the applicable Operator may elect to perform such activity solely at its expense and shall perform such actions in accordance with terms of its Aircraft Lease;

(b) All Engine/APU costs (i) involving work outside the scope of a third-party contract  or (ii) charged on a “time and materials” basis as a Direct Cost shall require Delta’s workscope approval prior to shop induction; and

(c) A listing of all in-production and pending ADs, Notice of Proposed Rule Making (NPRM), safety-related, reliability, operator-designed and Supplemental Type Certificate (STC) Aircraft projects shall be provided by the Operators to Delta on a quarterly basis.  The listing shall include Aircraft/Engine/APU affectivity and implementation status.

Each Operator is responsible for managing its respective Aircraft records and shall meet the requirements of 14 C.F.R. 121.380 (including but not limited to the items detailed below), or any successor thereto, and verify that Part 145 Repair Stations contracted to work on its Aircraft maintain the necessary maintenance records.  Each Operator will ensure that the following records are retrievable by Aircraft and/or by component serial number, as applicable:

1.	Supplemental Type Certificates (STC’s)

2.	Airworthiness Directive (AD) compliance

3.	Service Bulletin (SB) compliance

4.	Alternative Method of Compliance (AMOC’s) (transferable and non-transferable)

5.	Component overhaul records

6.	Aircraft discrepancy log books

7.	Non-routines

8.	Major repairs and alterations

9.	Routine scheduled checks (A, C, D, etc.)

10.	Aircraft delivery documents

11.	Back to birth trace for all life limited parts (LLP’s).

Section 3.08 Third Party Guarantees and Warranties.  Each Operator shall administer, track and pursue warranty and guaranty claims under the purchase, support and service agreements for the Equipment, so as to minimize operating costs for the Equipment.  Such efforts shall include establishment of all systems and procedures necessary to track and submit warranty and guaranty claims, including providing reports and information required to be provided under the purchase, support or services agreement.  No Operator shall operate or maintain the Equipment in a manner that could result in any warranty or guaranty being terminated or voided, without the prior written consent of Delta.

Section 3.09 Related Transfer Arrangements.  All leases and subleases of simulators, tooling and spare parts inventory agreements and vendor and/or maintenance agreements with respect to the Equipment (collectively “Support Agreements”) entered into by one or more Operator after the Effective Date shall be assignable to Delta without the consent of the other party to such Support Agreement on termination of this Agreement.  On termination or expiration of this Agreement, if mutually agreed to by Pinnacle and Delta, each Operator shall assign to Delta such Support Agreements as Delta shall designate.  Each Operator shall use reasonable efforts to obtain the consent of the other party to any such Support Agreements in effect as of the Effective Date and, subject to obtaining such consents, if necessary, if mutually agreed to by Pinnacle and Delta, each Operator shall assign such Support Agreements to Delta on termination or expiration of this Agreement.  On the expiration or termination of this Agreement, if mutually agreed to by Pinnacle and Delta, Delta may purchase from each Operator or its Affiliate all simulators, tooling and spare parts inventory then owned by such Operator or its Affiliate which are used with or related to the Equipment, for an amount to be determined by Pinancle and Delta.  Upon termination or expiration of this Agreement, each Operator shall make available to Delta at no cost all aircraft records and manuals required in order to operate and maintain the Equipment in advance of transfer.

Section 3.10 Equipment Financing Coordination.  Each Operator shall coordinate and cooperate with Delta with respect to Equipment sale, purchase and lease transactions.  Such coordination and cooperation shall include, but is not limited to, cooperating with Delta in structuring the closing of Equipment sale, purchase or lease transactions in a manner that will minimize the imposition of any local, city, county, state, provincial, federal or foreign taxes or other governmental transfer charges related to such transactions, providing Delta with financial information (audited and unaudited) that Delta may then provide to third parties, assisting Delta in raising capital through the sale of either debt and/or equity in connection with the financing or leasing of the Equipment where and as requested by Delta (including but not limited to participating in meeting with the manufacturer, potential investors and sources of financing or lease equity to discuss Operator’s financial and operational performance and outlook), and full cooperation in meeting appropriate return conditions of the Equipment upon expiration of the Equipment’s Lease.  All of an Operator’s reasonable out-of-pocket costs and expenses arising from cooperation under the foregoing shall be reimbursed by Delta.

Section 3.11 Spare Parts Inventory; Application of Credits.  If Delta possesses any manufacturer, supplier or servicer credits and Operator intends to acquire spare parts or inventory from Bombardier or General Electric, such Operator shall purchase from Delta such credits at the face value of such credits in an amount up to to the amount to be purchased from Bombardier or General Electric, as applicable (but only to the extent Bombardier or General Electric, as applicable, will accept such credits).  Delta shall provide Pinnacle notice from time to time upon Delta obtaining eligible credits that are available pursuant to this Section 3.11.  Following notification by an Operator to Delta of such Operator’s intent to utilize credits, Delta shall deduct the amount of such credits from the next payment due to such Operator hereunder, and on such date, Delta shall deliver to such Operator a credit memorandum equal to the amount of such credits purchased by such Operator.

ARTICLE IV

ANCILLARY ARRANGEMENTS

Section 4.01 Coordination with Operators.

(a) Schedules and Timetables.  Delta shall file and maintain schedules with all applicable schedule distribution systems for all Scheduled Flights, and such schedules shall be filed and maintained by Delta together with the schedules for its flights.  Delta shall include and list all Scheduled Flights providing Regional Airline Services in the schedule publication program of Delta.  Delta shall include Scheduled Flights operated by each Operator in all appropriate flight information systems on which Delta flights are listed.

(b) Travel Privileges.  As of the Effective Date, each of Pinnacle and Mesaba (for so long as such Party continues to be an Operator under this Agreement) shall each be entitled to make available for their respective employees, the travel privileges set forth on Exhibit B attached hereto in accordance with the terms and conditions set forth therein (the “Employee Pass Travel Privileges”).  Notwithstanding the foregoing, ***, such travel privileges shall be substantially similar to those travel privileges provided by Delta to employees of other Delta Connection Carriers.    Delta shall have the right, in its sole discretion, to change, alter, modify, reduce or discontinue the Employee Pass Travel Privileges at any time upon no less than sixty (60) days prior written notice to Parent.

Section 4.02 Ground Handling and Weather-event Recovery.

(a) Ground Handling.  With respect to the Scheduled Flights and Charter Flights, Delta shall be responsible for all Ground Handling Functions at all Service Cities.  Delta at its option may: (i) perform all Ground Handling Functions directly, (ii) contract with Pinnacle pursuant to the Airport Services Master Agreement between Pinnacle as Handling Company and Delta dated as of December 2, 2008, as amended from time to time or (iii) sub-contract performance of the Ground Handling Functions to an Affiliate of Delta or a third party vendor, or a combination of any of the foregoing.

(b) Weather-event Recovery.  With respect to recovery from weather events that disrupt the Regional Airline Services operated by an Operator, such Operator’s System Operations Control shall coordinate with Delta’s System Operations Control for returning to normal operations.

Section 4.03 Facilities.

(a) Airport Facilities.  During the Term and subject to the terms and conditions of this Section 4.03, Delta shall provide the applicable Operator with access on a non-exclusive, shared use basis to a portion of the airport premises and facilities leased by Delta pursuant to a use and lease agreement or other agreement with the applicable airport authority or other third party (each, a “Delta Lease” and collectively, the “Delta Leases”) at each of the Service Cities served by such Operator hereunder and at other airport locations designated in writing by Delta from time to time, the types, location and square footage of which shall be designated in writing by Delta from time to time (together with any other premises and facilities of Delta to which such Operator may have access for purposes of this Agreement, the “Premises”). Delta may, at its expense, relocate any of the Premises used by an Operator at anytime during the Term.  The Premises shall be used by the applicable Operator solely for the performance of Regional Airline Services hereunder and for no other purpose except as otherwise approved in writing by Delta.  In the event Delta  determines that an operator requires additional facilities at any Service City for the performance of Regional Airline Services hereunder, Delta may elect (i) to lease or acquire the right to use such facilities and, in such event,  Delta shall provide such Operator with access to such facilities on the terms and conditions set forth in this Section 4.03 and such facilities shall be deemed to be “Premises” hereunder, or (ii) to require such Operator to lease or acquire the right to use such facilities and, in such event such Operator shall ensure that any use and lease agreement or other agreement entered into with the applicable airport authority or other third party with respect to such facilities contains a provision that allows such agreement to be assigned by such Operator to Delta without the consent of such airport authority or other third party upon expiration or termination of this Agreement, the withdrawal of Scheduled Flights from such airport, or upon written notice from Delta to such Operator, provided that if the consent of such airport authority or other third party is required by contract or Governmental Regulations, such Operator will use its best efforts to obtain such consent at the time of any such termination, withdrawal or written notice.  Upon the expiration or earlier termination of this Agreement, the withdrawal of Scheduled Flights from any such airport or upon receipt of written notice from Delta, promptly upon Delta’s request, each Operator shall assign all of its right, title and interest in and to such agreement to Delta, provided that such assignment does not give rise to an event of default under such agreement, that the applicable Operator is released from obligations arising under such agreement from and after the date of assignment, and, to the extent consent of the airport authority or other third party is required, such Operator is able to obtain such consent after using its best efforts to obtain the consent of the airport authority or other third party to any such assignment do so.

(b) Facilities Rent.  Except as otherwise provided herein, with respect to each Service City served by an Operator hereunder, the applicable Operator shall not be obligated to pay any portion of the rent or facility charges payable by Delta pursuant to the applicable Delta Lease, provided that Delta may elect, with respect to one or more such Service Cities, to cause an operator to pay the rent directly to the lessor of such Premises and Delta shall reimburse such Operator for the Direct Costs incurred by such Operator as a result of such election.  Each Operator shall submit to Delta supporting documentation reasonably requested by Delta with sufficient detail to allow Delta to verify the accuracy of the invoiced amount.

(c) Airport Landing Fees.  With respect to Airport Landing Fees payable with respect to any flight operated by either Operator pursuant to this Agreement to or from any Service City or other location to which a such flight to or from any Service City is diverted, Delta may elect to pay such fees directly to the applicable airport authority based on the reports submitted by such Operator to Delta or such airport authority pursuant to Section 4.03(g) hereof or, at Delta’s election (or Delta’s failure to pay such fees), to cause such Operator to pay directly to the applicable airport authority such landing fees in the amounts required pursuant to the applicable Delta Lease or any operating permit or other agreement between such Operator and such airport authority with respect to such flight and, in such event, such fees shall constitute Direct Expenses of such Operator hereunder for which such Operator shall be reimbursed by Delta pursuant to Exhibit A, Section 1.03 hereof.

(d) Passenger Facility Charges.  Delta shall be responsible for the collection and remittance in accordance with the applicable Delta Lease of all passenger facility charges, if any, with respect to flights operated by Operators in accordance with this Agreement.

(e) Other Airport Charges.  Except as otherwise provided in this Section 4.03, each Operator shall be responsible for the payment of all fees and expenses, if any, incurred by Delta or such Operator pursuant to the applicable Delta Lease or any operating permit or similar agreement between such Operator and the applicable airport authority with respect to any flight operated by such Operator in accordance with this Agreement, including without limitation, employee badging fees, employee parking fees, license fees, fees or penalties on payments made after the due date as a result of an action or inaction of such Operator, and repair and maintenance costs and expenses.  Such fees and expenses shall not constitute Direct Expenses of such Operator and Delta shall not be obligated to reimburse such Operator for such fees and expenses.

(f) Signatory Status.  Upon the request of any airport authority at any Service City served by an Operator hereunder and subject to Delta’s prior written consent, such Operator shall enter into an operating permit or similar agreement with such airport authority to permit such Operator to serve such Service City.  In all such events, subject to Delta’s prior written consent, each Operator shall take all actions required to obtain signatory status at any Service City served by it hereunder and shall perform all conditions required by the applicable airport authority to obtain such status, including without limitation the posting of a bond or letter of credit and furnishing evidence of insurance coverage as may be required by such airport authority, provided that any expenses incurred in obtaining such signatory status shall constitute Direct Expenses of such Operator hereunder for which such Operator shall be reimbursed by Delta pursuant to Exhibit A, Section 1.03 hereof.  In the event an Operator qualifies as a signatory carrier at any Service City served by it hereunder, such Operator agrees to vote on any matter submitted to the signatory carriers at such Service City for a vote as directed by Delta. All costs and continuing liabilities, including fiscal year shortfall adjustments, associated with such Operator’s obligations under such operating permit or similar agreement to pay landing fees, common use charges or other rates, charges and fees to the airport operator the Signatory obligations of such Operator shall be included in Direct Expense during the Term, and any such obligations payable after the term of the Agreement shall be paid upon invoice from such Operator to Delta. If an Operator is unable to terminate the operating permit or similar agreement conferring signatory status without cause and without penalty effective upon termination of the Agreement, if requested by such Operator, Delta will cooperate with such Operator to transfer such Operator’s signatory obligations to Delta, when permitted by the airport authority.

(g) Reporting Obligations.  During the Term, each Operator shall prepare and timely deliver to Delta or to the applicable airport authority at each Service City, as directed by Delta, all reports and other information required to be provided pursuant to each of the Delta Leases with respect to any flight operated by such Operator hereunder, including without limitation all landing and passenger data.  In the event Delta incurs any fees, fines, penalties or expenses as a result of any failure to deliver or delay by an Operator in the delivery of such information, Delta shall have the right to deduct any such fee, fine, penalty or expense from amounts owed by Delta  hereunder.

(h) Invoice Processing; Accounting Entries.  With respect to those Service Cities designated by Delta from time to time during the Term, each Operator shall be responsible for reviewing all invoices received by it or Delta for fees and charges submitted by the applicable airport authority, reconciling all amounts set forth on such invoices, certifying to Delta that such amounts are payable in accordance with the applicable Delta Lease, and obtaining payment authorization with respect to such fees and charges.

(i) Maintenance Facilities.  During the Term, each Operator shall be responsible for obtaining and maintaining adequate maintenance facilities required for the maintenance of all Equipment operated or utilized in connection with the performance of services pursuant to this Agreement (the “Maintenance Facilities”).  With respect to any agreement to purchase, lease, sublease or otherwise obtain the use of any Maintenance Facilities or any amendment to any such existing agreement entered into by an Operator after the Effective Date, such Operator shall obtain Delta’s written consent prior to entering into any such agreement or amendment and Delta shall be entitled to elect to enter into any such agreement or amendment in its own name in place of such Operator and, in any such case, Delta shall grant to such Operator the right to use such facilities on the terms and conditions set forth in this Agreement.

(j) Signage.  Subject to Governmental Regulations and the provisions of the applicable Delta Lease, the applicable Operator shall display at all locations within the Premises such signage or other forms of advertising as Delta may specify.  All signage utilizing a Delta trademark shall be provided by Delta at its sole cost and expense, shall remain the property of Delta and any use thereof shall be subject to the provisions of Article VII hereof.  No Operator shall, without the prior written consent of Delta, use any other trademarks on any signage or other forms of advertising displayed on any Equipment or at any facility used by such Operator to provide Regional Airline Services hereunder or used to identify or promote the Regional Airline Services, except as may be required by Governmental Regulations.

(k) Subject to Delta Lease.  Any right granted to an Operator hereby to use any Delta facilities is in all respects subject and subordinate to the terms and conditions of the applicable Delta Lease and each applicable Operator shall comply with such Delta Lease in all respects to the extent applicable to such Operator’s use of the Premises.  No Operator shall commit or permit to be committed any act or omission that shall violate any term or condition of any of the

Delta Leases or any applicable law, rule or regulation, and shall make no alterations, additions or improvements to such facilities.  Each Operator shall obtain and maintain in good standing any licenses, permits, approvals or consents required in connection with its use of such facilities.  Each Operator shall maintain the Premises used by it in a neat, clean, and sanitary condition and shall not permit trash, rubbish, or waste to accumulate at such Premises.  The applicable Operator shall dispose of all such materials, including without limitation hazardous waste materials, in accordance with all applicable laws, rules, regulations, ordinances and Delta’s Environmental Programs Manual.  Should an Operator cease to provide Regional Airline Services at any Service City where the Premises are located, such Operator shall return the Premises to Delta in their original condition, subject only to ordinary wear and tear, and such Operator shall properly remove and dispose of all trash, rubbish and waste.

(l) No Warranties.  Any equipment and facilities provided to an Operator by Delta hereunder are provided AS-IS, WHERE-IS, AND WITH ALL FAULTS.  Delta makes no warranties, express or implied with respect to merchantability, fitness for intended use or condition of any equipment or facilities provided hereunder.  IN NO EVENT SHALL DELTA’S LIABILITY OF ANY KIND WITH RESPECT TO SERVICES, EQUIPMENT OR FACILITIES PROVIDED TO COMPANY UNDER THIS AGREEMENT INCLUDE ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

(m) Separate Facilities Use Agreement.  Should the airport operator or other third party lessor under the Delta Lease at any Service City require a separate facilities use agreement between Delta and an Operator with respect to the Premises, such Operator shall sign such agreement prepared by Delta containing terms and conditions generally consistent with the terms and conditions of this Agreement.

Section 4.04 Data Communications. If necessary for an Operator’s operation of the Regional Airline Services hereunder, Delta shall provide to such Operator at all Service Cities served by such Operator, at Delta’s sole expense, data circuit lines, any required data networking equipment, the use of computer reservation terminals, printers and modems, including hardware, software and maintenance support for such equipment (the “Data Communication Equipment”).  Such Data Communication Equipment shall be of the same type and quality as that used by Delta in its airline operations.  In connection with the commencement of Regional Airline Services at a new Service City,  if necessary for an Operator’s operation of the Regional Airline Services hereunder, Delta will provide such Operator with Delta’s standard Data Communications Equipment at Delta’s sole expense.

Section 4.05 Security.  Delta shall be responsible for the systems which are programmed to perform all the Department of Homeland Security and foreign government requirements relating to watchlist vetting, CAPPS, and passenger APIS submission.  Delta and the Operators’ personnel are each responsible to ensure all required government and airline security and customs/immigration procedures are followed and each Party will ensure that its staff has received the appropriate training as required by applicable law and by the carrier.

In regard to security investigations, each Operator will cooperate with Delta during the investigation of alleged or actual security compliance violations, security issues, fraud, theft, vandalism, and other possible criminal acts involving any employee, passenger or agent of such Operator or relating to the Regional Airlines Services provided by such Operator hereunder.

Airport security and passenger screening is conducted by the TSA as of the Effective Date.  To the extent airlines have responsibility for airport security and/or passenger screening Delta shall be responsible for an Operator’s allocated share with respect to the Regional Airline Services only of all maintenance expenses associated with all security equipment and such Operator’s allocated share of all personnel expenses (including overtime) associated with the operation of such equipment and all airport security-related functions, including, without limitation, passenger screening and activities related to security directives imposed by Governmental Regulations.  Notwithstanding the foregoing, the parties acknowledge and agree that should the U.S. government augment or change the directives, requirements, processes, procedures or the activities related to passenger screening as may be imposed by future Governmental Regulations, then the parties will negotiate in good faith regarding any changes to this Agreement that may be necessary as a result.

Section 4.06 Reservation Services.  During the Term, Delta shall handle, at its sole expense, reservations for all passenger air transportation on Scheduled Flights operated pursuant to this Agreement.  Reservations shall be handled in the same manner and subject to the same standards utilized by Delta for its own reservations.  All reservations shall be made in the name of Delta unless otherwise required by Governmental Regulations.  Delta shall be sole owner of any customer or passenger data relating to the Scheduled Flights and related reservation services.  However, upon the reasonable request of an Operator, Delta will share with such Operator such customer or passenger data relating to the Scheduled Flights and related reservation services when reasonably necessary solely for the purpose of resolving Customer/Passenger complaints or claims, or if such Operator is required to produce such customer or passenger data relating to the Scheduled Flights and related reservation services in response to a valid subpoena, order of a court or other governmental body of the United States or any political subdivision thereof (provided, however, that such Operator shall have given notice to Delta and shall allow Delta to make a reasonable effort to obtain a protective order requiring that such information so disclosed shall be used only for the purposes for which the order was issued) or if otherwise required by law, or if necessary to establish rights or enforce obligations under this Agreement.  No Operator shall have any right to disclose or use such information other than as expressly provided herein or otherwise permitted by Delta in writing.

Section 4.07 Baggage Claims and Baggage Delivery.  With respect to baggage claims and delivery costs in connection with the provision of the Regional Airline Services, Delta shall be responsible for such claims and any Direct Costs incurred by an Operator.

Section 4.08 Ticketing Services and Ticketing Procedures.

(a) Frequent Flyer Program.  Each Operator agrees to accept Delta frequent flyer tickets and to provide transportation services pursuant to such tickets at no charge to Delta.  All travel under the frequent flyer program solely on an Operator shall entitle a passenger to such credit as shall be equivalent to the credit offered on Delta for comparable mileage segments.  Delta will provide such credit to members of its frequent flyer program who travel on an Operator at no charge to such Operator.

(b) Ticketing Costs.  All travel agency commissions attributable to Scheduled Flights shall be Delta’s expense.  Delta shall pay all computer reservation system fees attributable to passengers on Scheduled Flights.

Section 4.09 Air Cargo Handling Services.  With respect to the Scheduled Flights, Delta shall be responsible for all air cargo handling services at all Service Cities.  Delta at its option may: (i) perform all air cargo handling functions directly; (ii) contract with Pinnacle pursuant to the Airport Services Master Agreement between Pinnacle as Handling Company and Delta dated as of December 2, 2008, as amended from time to time or (iii) sub-contract performance of the air cargo handling functions to an Affiliate of Delta or a third party vendor, or a combination of any options above.

Section 4.10 Air Cargo Acceptance & Claims.

(a) At each location at which Delta operates ticketing services, Delta shall at no charge to the applicable Operator accept air cargo for shipment on flights to be operated by and over the routes of such Operator or Delta. Delta shall issue appropriate documentation in accordance with current operations procedures for all shipments.

(b) For purposes of air cargo claims, Delta will be responsible for all air cargo claims arising from the Regional Airline Services performed hereunder, provided that all loss/damage/delay claims involving routing on both Delta and one or both Operators will be determined and managed by Delta’s cargo claims department.  If Delta determines an Operator is liable for the loss, Delta will invoice such Operator and provide sufficient documentation as to Delta’s investigation and conclusion for the claim loss, and the claim will be forwarded to such Operator for review and reimbursement to Delta.  If such Operator disputes the invoice, such Operator shall provide written notice to Delta within thirty (30) days from the date of invoice and such Operator’s obligation to pay the invoice shall be suspended until the dispute is resolved.

Section 4.11 Use of COMAT.  Delta and each Operator shall each provide to the other, at no cost to the other and on a non-discriminatory basis, access to its respective COMAT system for the movement and acquisition of priority aircraft maintenance parts and other company material.  Delta’s failure to deliver timely a maintenance component via COMAT, whether timely or at all, shall not cause an affected Scheduled Flight to be excluded in calculating an Operator’s on-time performance and completion factors.  Wherever possible, bookings should be made in advance, and all access shall be consistent with Delta’s and each Operator’s respective published COMAT procedures and policies, as amended from time to time.

Section 4.12 Slots and Route Authorities.  If Delta schedules an Operator to operate a Delta Connection Flight to a location for which such Operator requires an airport takeoff or landing slot or route authority, Delta will either (i) provide such airport takeoff or landing slot or route authority to such Operator or instruct such Operator to obtain such airport takeoff or landing slot or route authority and Delta shall reimburse such Operator for any reasonable out-of-pocket costs and expenses incurred by such Operator in obtaining such airport takeoff or landing slot or route authority.  During the Term or upon the expiration or termination of this Agreement, Delta may, in its sole discretion, require the applicable Operator to transfer to Delta or its designee at no charge any airport takeoff or landing slots, route authorities or other regulatory authorities as Delta shall designate which have been or are being used for Regional Airlines Services under this Agreement, provided that Operator does not require such airport takeoff or landing slot, route authority or other regulatory authority for the provision of Regional Airline Services pursuant to this Agreement.  If an Operator is operating Regional Airline Services at a Service City pursuant to the DOT’s Essential Air Service (“EAS”) program on behalf of Delta, upon the expiration or termination of this Agreement, Delta will obtain another operator to provide air service to such city and the parties will cooperate in good faith to transfer the EAS designation and air service responsibility to the new operator.

Section 4.13 Emergency Response and Family Assistance Agreement.  Delta shall enter into a separate written agreement with each Operator with respect to emergency response and family assistance services to be provided to each Operator by Delta at no charge in connection with the Regional Airlines Services operated under this Agreement.

ARTICLE V

REVENUES, PAYMENTS AND SETOFF

Section 5.01 Revenues.  Each Operator acknowledges and agrees that all revenues resulting from the sale and issuance of passenger tickets and cargo air waybills associated with the operation of the Aircraft and all other sources of revenue associated with the operation of the Aircraft are the sole property of Delta, including without limitation ticket change fees and other fees or charges which are applicable pursuant to Delta’s tariffs, fuel surcharges, governmental subsidies, EAS subsidies, revenue guarantees, unaccompanied minor fees, liquor charges, snack/beverage services, SkyMall products and services and other in-flight products, luggage fees, advertising revenue, excess baggage fees and nonrevenue pass travel charges.

Section 5.02 Payments to Pinnacle.  Delta will pay Pinnacle for the Regional Airline Services in accordance with Exhibit A hereto.

Section 5.03 Billing.  Delta and Pinnacle shall bill each other on a monthly basis (or as otherwise agreed) in respect of amounts owed to each other under this Agreement not contemplated under Exhibit A.  If such billed items are not paid by the applicable Party within sixty (60) days of the invoice date, the aggregate amount of any undisputed unpaid items may be offset against or included, as applicable, in the next scheduled payment pursuant to Exhibit A.  Disputed amounts must be paid when the dispute is resolved to the satisfaction of the Parties, provided that such amount may be set off against or included, as applicable, in the next scheduled payment pursuant to Exhibit A if the formerly disputed amount is not paid within seven (7) days of resolution.  Delta may also offset against the next scheduled payment pursuant to Exhibit A the amount of any payment owed to Delta or an Affiliate of Delta (including, without limitation, those under any Lease, the 2007 CRJ-900 Delta Connection Agreement, the SAAB Agreement and the Second Amended and Restated Airline Services Agreement) with respect to which an Operator or any Affiliate of an Operator or Parent shall have defaulted and shall have failed to cure before the expiration of any applicable cure period.

ARTICLE VI

REPORTING OBLIGATIONS, AUDITING, INSPECTIONS AND CONFIDENTIALITY/PUBLICITY

Section 6.01 Reporting Obligations.

(a) Certain Notices to Delta.  In addition to the other reporting requirements set forth in this Agreement, Parent shall give written notice (within ten (10) business days) to Delta of (i) any litigation involving an uninsured claim of more than $1,000,000 against any Pinnacle Party, (ii) any proceeding before any Governmental Authority which, if adversely determined, would materially and adversely affect the financial condition, affairs, operations or prospects of any Pinnacle Party, including but not limited to a copy of any significant FAA enforcement or civil penalty action, (iii) any in-flight injuries resulting in severe bodily harm and (iv) any other matter which would materially and adversely affect the financial condition, affairs, operations or prospects of any Pinnacle Party or its ability to perform its obligations under this Agreement.  Pinnacle shall also provide to Delta not later than the last day of each month the completion factor and on-time factor for the prior month with respect to the Scheduled Flights operated pursuant to this Agreement.

(b) Financial and Reporting Covenants.  Parent shall promptly provide to Delta notice of and adequate information regarding any material weaknesses noted in any management letters received by any Pinnacle Party from its independent auditors and such company’s responses thereto.

Section 6.02 Audits.

(a) Audit of Costs, Operations and Service Levels.  The Pinnacle Parties shall maintain complete and accurate books and records to support and document all revenues, costs and expenses related to the Aircraft and the Regional Airline Services provided hereunder, in accordance with GAAP and in accordance with the accounting policies and procedures used by the Parties to develop the payment rates set forth in Exhibit A, Attachment D (as amended or reset from time to time) and the Direct Expenses.  Delta’s in-house finance staff and any independent consultants selected by Delta shall be entitled, following reasonable notice to Pinnacle, to audit and inspect the respective books and records of the Pinnacle parties relevant to the services provided hereunder, the service levels achieved, and the determination of charges due pursuant to this Agreement for the sole purposes of (i) prospectively adjusting the Aircraft Month Rates, Block Hour Rates,  and Cycle Rates in connection with any rate reset pursuant to Exhibit A hereof and/or (ii) auditing any Direct Expenses or incentive compensation due or paid hereunder.  Any such audit will be conducted during regular business hours and be paid for by

Delta unless such audit determines that one or more Pinnacle Party owes Delta in excess of $500,000, in which case Pinnacle shall pay Delta the costs and expenses incurred by Delta in connection with such audit.

(b) Inventory Audits.  At Delta’s request, during the Term each Operator and Delta (or its designee) shall conduct periodic inventory audit of all spare parts, tooling and equipment owned by Delta and leased to such Operator or owned by Delta and supplied to such Operator.  In conducting such audit, the applicable Parties shall tabulate the quantity and type of all spare parts and equipment including recognition of spare parts and equipment which were scrapped in the preceding year(s).

Section 6.03 Inspections.  Delta or its designee shall be entitled to conduct a codeshare safety audit, on-site observations, inspections and audits of each Operator’s in-flight service, flight, maintenance, technical operations, Aircraft cleaning and any and all other services and operations performed under this Agreement to monitor the Operators’ respective operations, safety, performance and overall customer experience in the same manner as similar functions are evaluated at Delta.  Each Operator’s operation will be evaluated according to the same standard as Delta taking into account the differences in size and operational capabilities between Delta and the applicable Operator.  Such observations, inspections and audits may be announced or unannounced, but under no circumstances shall they materially interfere with the operation of the applicable Operator’s business.  Delta shall report the findings of any such inspection to the applicable Operator in writing.  Such Operator shall provide a prompt written response detailing a plan of corrective action to remedy any deficiencies noted in any inspection. If any deficiency with respect to operational safety, flight service, maintenance, or technical operations comes to the attention of an Operator through internal audits or any other means, such Operator shall take immediate corrective action with respect thereto. In addition, Operator shall promptly notify Delta of any of the following deficiencies that come to the attention of Operator:

1.	Any notice of civil penalty from a Governmental Authority;

2. Findings from a third party source (IATA, DOD, etc.) regarding safety deficiencies not immediately resolved during the audit; and

3.  Self disclosures involving systemic issues.

Section 6.04 Confidentiality/Publicity.  Each of the Parties agrees that, except as otherwise required by Governmental Regulations or any other applicable law or legal process, or as may be required to comply with or enforce the terms hereof, it shall not disclose to others and shall keep confidential the terms of this Agreement and any confidential, non-public information concerning the other or any of its Affiliates that it obtains as a result of or pursuant to this Agreement.  The Parties agree, however, that each Party may share this Agreement, and the terms and details herein, with its respective outside financial auditors or attorneys without the consent of the other Parties, and without breach or violation of this Section 6.04 or this Agreement.  No Pinnacle Party shall issue any press release or public announcement relating to new Scheduled Flights, the cessation of Scheduled Flights in any Service City, schedule changes, customer initiatives, marketing programs or promotions, without Delta’s prior written approval of the press release or public announcement.  In any such press release or public announcement, the applicable Operator shall identify itself as a Delta Connection Carrier.

ARTICLE VII

DELTA IDENTIFICATION

Section 7.01 Identification License.  Delta hereby grants to each Operator a limited, non-exclusive, non-transferable, non-sublicensable license to use the DL Identification in connection with its operation of the Regional Airline Services as authorized hereunder.

Section 7.02 Designator License.  Delta hereby grants to each Operator a limited, non-exclusive, non-transferable, non-sublicensable license to use the Designator in connection with its operation of the Scheduled Flights as authorized hereunder.

Section 7.03 New Identifications.  From time to time in its sole discretion, Delta may change any DL Identifications and/or Designators upon notice to the Operators.  After receipt of such notice, each Operator shall, as soon as practicable, but no later than sixty (60) days thereafter, commence use of the new DL Identifications and/or Designators and cease all use of any superseded ones.  Delta shall reimburse each Operator for the reasonable out-of-pocket expenses incurred by it in making such changes.

Section 7.04 Use of Identification.  Delta shall have exclusive control over the use and display of all DL Identifications and Designators, and each Operator shall comply with all policies and guidelines of Delta in this regard.   Each Operator shall use the DL Identifications and Designators in good faith, in a dignified manner and in compliance with good trademark practice.  Each Operator shall use the DL Identifications and Designators exactly as prescribed by Delta, and shall not use (i) any stylization, abbreviation or variation thereof or (ii) the DL Identifications and Designators in connection or combination with any other Identification, in each case, without Delta’s prior written consent, which may be withheld in its sole discretion.

Section 7.05 Quality Control.  Each Operator shall use the DL Identifications and Designators only in connection with products and services that comply with the high standards of quality associated with Delta. At Delta’s request, each Operator shall submit representative samples to Delta of all uses by it of the DL Identifications and Designators pursuant to this Agreement, including Sections 2.02 and 4.03.  each Operator shall receive the prior written approval of Delta for any new uses of the DL Identifications and Designators, including on any advertising and promotional materials.  Once such approval is received, the applicable Operator need not resubmit such materials for approval unless they contain non-trivial modifications.

Section 7.06 Reservation of Rights.  All rights not expressly granted to the Operators hereunder are expressly reserved by Delta, including without limitation the right to use or license others to use any DL Identifications or Designators.  No Operator shall use the DL Identification or Designator except as expressly authorized herein, nor has any right to use any other Identification of Delta other than the specific DL Identification in the exact form prescribed by Delta from time to time.

Section 7.07 Ownership.  Each Pinnacle Party hereby acknowledges that, as between the Parties, Delta is the sole owner of the names “Delta” and “Delta Connection,” the Delta “widget” logo, the initials “DL,” and any Designators or DL Identifications related thereto or otherwise licensed to the Operators hereunder.  Each Pinnacle Party agrees not to directly or indirectly question, attack, contest or impugn the validity and/or Delta’s rights in the Designators and DL Identifications, including without limitation by attempting to register title to or any intellectual property rights in same or by participating in any action or proceeding adverse to Delta in this regard.  Each Pinnacle Party agrees to cooperate fully with Delta in all actions to enforce, police and defend Delta’s rights in the Designators and DL Identifications, subject to reimbursement for its reasonable out-of-pocket expenses.

Section 7.08 Termination.  Should this Agreement expire or terminate for any reason and not be replaced with another airline services agreement among the Parties, the licenses in Sections 7.01 and 7.02 shall immediately terminate (although Sections 7.07 and 7.08 shall survive), and each Operator shall promptly, but in any event within ninety (90) days (one hundred twenty (120) days with respect to any distinctive color scheme), take all such actions as may be necessary to change its facilities, equipment, uniforms, supplies and other materials to cease all use of any Designators and DL Identifications and to avoid any customer confusion or the suggestion or appearance that such Operator continues to have an operating relationship with Delta.

Section 7.09 Bankruptcy.  The Parties intend that the identity of each Operator as the licensee hereunder is a material condition to Delta’s granting of the licenses in 7.01 and 7.02, and that this Agreement should be construed overall as a contract for the personal services of each Operator.  Therefore, in the event either Operator becomes subject to a bankruptcy proceeding, the Parties intend that this Agreement shall not be assumed and/or assigned by any such Operator or its representative without Delta’s prior consent.

ARTICLE VIII

TAXES AND FEES

Section 8.01 Taxes and Fees.  Each Operator shall be liable for and pay the amount of any taxes (other than Ticket Taxes and Fees), duties, license fees, assessments, and other charges, together with any interest and penalties thereon, levied, assessed, or imposed by any federal, foreign, state or local taxing or airport authority related or attributable to (i) the property owned or used by such Operator, and (ii) the performance of Regional Airline Services pursuant to this Agreement, excluding any taxes based on the net income of Delta.  Delta shall reimburse Operators for taxes as set forth on Exhibit A.

Section 8.02 Property Tax, Fuel Tax, and Sales and Use Tax Compliance.

(a) With respect to any property taxes, fuel taxes, sales and use taxes, excise taxes, liquor taxes, and similar transaction taxes (“Transaction Taxes”), Delta and the Pinnacle Parties shall cooperate to ensure that each Operator is timely filing appropriate tax returns and refund claims to minimize its respective Transaction Taxes.  Delta shall determine which entity, Delta or the applicable Operator, shall be responsible for preparing and filing appropriate such tax returns and refund claims.  Unless Delta determines otherwise and notifies an Operator in writing, such Operator shall be responsible for all such Transaction Tax filings and payments. Upon the request of Delta, (i) Delta shall be entitled to review any actual or proposed tax filings of an Operator related to Transaction Taxes and (ii) each Operator shall execute and deliver a power of attorney and/or an assignment of refund claim in favor of Delta, in each case with respect to any Transaction Taxes.  Each Operator shall notify Delta of the commencement of any tax audit. Prior to resolving any tax audit, the applicable Operator shall receive approval from Delta to resolve any such audit.

(b) Each Operator shall use its reasonable best efforts to, and cooperate with Delta to, minimize its respective Transaction Taxes.  Each Operator shall in good faith and using reasonable best efforts supply Delta with such information and documents reasonably requested by Delta to minimize its respective Transaction Taxes.  Unless Delta determines otherwise, the applicable Operator shall use its reasonable best efforts to seek any and all applicable refunds or credits of Transaction Taxes paid by such Operator.  Any such refunds for Transactional Taxes will be to the sole benefit of Delta.

Section 8.03                      New International Service Cities.  With respect to taxes associated with any Regional Airline Services to new international Service Cities, which are commenced after the Effective Date, Delta and the applicable Operator shall use reasonable best efforts to agree to the administration of all responsibilities for such taxes and how such taxes shall be reimbursed in accordance with Exhibit A hereto.

ARTICLE IX

LIABILITY, INDEMNIFICATION AND INSURANCE

Section 9.01 Independent Contractor.

(a) Each of the Pinnacle Parties shall act hereunder as an independent contractor.  The employees, agents and/or independent contractors of the applicable Pinnacle Party engaged in performing any of the services such Pinnacle Party is obligated to perform pursuant to this Agreement shall be employees, agents and independent contractors of such Pinnacle Party for all purposes and under no circumstances shall employees, agents or independent contractors of any Pinnacle Party be deemed to be employees, agents or independent contractors of Delta.  In its performance of obligations under this Agreement, each of the Pinnacle Parties shall act, for all purposes, as an independent contractor and not as an agent for Delta.  Delta shall have no supervisory power or control over any employees, agents or independent contractors engaged by any Pinnacle Party in connection with their performance of their respective obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by Delta to a designated representative of Parent.  Nothing contained in this Agreement is intended to limit or condition either Operators control over their respective operation or the conduct of their respective business as an air carrier

(b) Delta shall act hereunder as an independent contractor. The employees, agents and/or independent contractors of Delta engaged in performing any of the services Delta is to perform pursuant to this Agreement shall be employees, agents and independent contractors of Delta for all purposes and under no circumstances shall employees, agents and independent contractors of Delta be deemed to be employees, agents or independent contractors of any Pinnacle Party.  In performing its obligations under this Agreement, Delta shall act, for all purposes, as an independent contractor and not as an agent for any Pinnacle Party.  No Pinnacle Party shall have any supervisory power or control over any employees, agents or independent contractors engaged by Delta in connection with the performance of its obligations hereunder, and all complaints or requested changes in procedure shall, in all events, be transmitted by any Pinnacle Party to a designated representative of Delta.  Nothing contained in this Agreement is intended to limit or condition Delta’s control over its operation or the conduct of its business as an air carrier.

Section 9.02 Indemnification.

(a) At all times while Regional Airline Services are being furnished hereunder, including without limitation, while Ground Handling Functions are being performed with respect to any Aircraft, an employee or agent of the applicable Operator shall be in charge, custody and control of any Aircraft operated by such Operator by Delta or its contractors and Delta shall at no time be considered a bailee of or as having care, custody or control of such Aircraft.

(b) Each Pinnacle Party, jointly and severally, shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless Delta and its affiliates, and each of their respective directors, officers, employees and agents (each, a “Delta Indemnitee”) from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever (in each case whether groundless or otherwise), including reasonable attorneys' fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from any Delta Indemnitee in any manner arising out of, connected with, or attributable to this Agreement, the performance, improper performance, or nonperformance of any and all obligations to be undertaken by a Pinnacle Party pursuant to this Agreement, or the operation, non-operation, or improper operation by a Pinnacle Party of the Equipment or the Premises, excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses resulting from the gross negligence or willful misconduct of any Delta Indemnitee.

(c) Except as limited by Section 9.02(d) below, Delta shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless each Operator, and each of their respective directors, officers, employees, and agents (each, an “Operator Indemnitee”) from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever (in each case whether groundless or otherwise), including reasonable attorneys' fees, costs and expenses in connection therewith and expenses of  investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from any Operator Indemnitee in any manner arising out of, connected with, or attributable to Delta’s performance, improper performance or nonperformance of any and all obligations to be undertaken by Delta pursuant to this Agreement,  or the operation, non-operation or improper operation of Delta's aircraft, equipment or facilities at any location, excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses resulting from the gross negligence or willful misconduct of any Operator Indemnitee.   Delta will do all things necessary to cause and assure, and will cause and assure, that Delta will at all times be and remain in custody and control of any aircraft, equipment and facilities of Delta used in connection with performance of this Agreement, and no Operator Indemnitee shall, for any reason, be deemed to be in the custody or control, or a bailee, of such Delta aircraft, equipment or facilities.

(d) Delta shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless each Operator Indemnity against any physical loss of or damage to the Aircraft caused solely by Delta's negligent operation of ground support equipment while providing Ground Handling Functions PROVIDED ALWAYS THAT Delta's liability shall be limited to any such loss of or damage to an Operator’s Aircraft not exceeding the lesser of (i) $500,000 or (ii) the deductible on such Operator’s hull insurance policy covering the damaged Aircraft, except that loss or damage in respect of any incident below *** shall not be indemnified.

(e) The Pinnacle Parties and Delta agree to comply with all lawful rules, regulations, directives and similar instructions of appropriate governmental, judicial and administrative entities including, but not limited to, airport authorities, the Federal Aviation Administration and the Department of Transportation (and any successor agencies) with respect to the Regional Airline Services.

(f) OTHER THAN ANY WARRANTIES SPECIFICALLY CONTAINED IN THIS AGREEMENT, EACH PARTY DISCLAIMS AND THE OTHER PARTY HEREBY WAIVES ANY WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS AGREEMENT OR ITS PERFORMANCE OF ITS OBLIGATIONS HEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE RELATING TO ANY EQUIPMENT, DATA, INFORMATION OR SERVICES FURNISHED HEREUNDER.  EACH PARTY AGREES THAT NO OTHER PARTY IS LIABLE TO IT OR ANY OTHER PERSONS FOR CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES.

(g) Indemnification Claims.  A party (the “Indemnified Party”) entitled to indemnification from the other party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third party claim which the Indemnified Party believes gives rise to a claim for indemnity against the Indemnifying Party hereunder, and the Indemnifying Party shall be entitled, if it accepts financial responsibility for the third party claim, to control the defense of or to settle any such third party claim at its own expense and by its own counsel; provided that the Indemnified Party’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim.  If the Indemnifying Party does not accept financial responsibility for the third party claim or fails to defend against the third party claim that is the subject of an Indemnity Notice within thirty (30) days of receiving such notice (or sooner if the nature of the third party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third party claim.  The Indemnified Party shall provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third party claim.  Except as set forth above in this Section 9.02(g), the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby.  Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any Loss suffered by the Indemnified Party hereunder.  Notwithstanding anything contained in this Section 9.02(g) to the contrary, any Pinnacle Party and Delta will cooperate in the defense of any claim imposed jointly against them or as the result of the conduct of the other.

(h) The respective obligations of the Parties under the indemnity and insurance provisions contained in this Agreement shall remain in effect and shall survive without limitation the termination of this Agreement with respect to any occurrence or claims arising during the term of or in connection with this Agreement.

Section 9.03 Insurance.

(a) Each Operator agrees, at its sole expense, to maintain in full force and effect the following insurance coverage with respect to Regional Airline Services:

(1) All risk hull (including spares) insurance and hull war risk insurance on an agreed value basis.

(2) Comprehensive airline liability insurance (including premises, hangarkeepers, mobile equipment, contractual, cargo and products and completed operations liability) covering bodily injury, personal injury and property damage in an amount not less than *** per occurrence and in the aggregate where applicable.

(3) Workers' compensation for statutory limits.

(4) Employer's liability in an amount not less than ***.

(5) Baggage liability limit of ***

(6) Automobile liability for public road use in an amount not less than ***combined single limit per occurrence.

(7) War, Hijacking and Other Allied Perils insurance protecting against the perils in AVN52D, as amended from time to time, or its U.S. equivalent in an amount not less than *** per occurrence.  Such insurance may be maintained through a combination of primary and excess layers.

(8) In lieu of commercial War Risk coverages required in Sections 9.03(a)(1) and (7) above, evidence of indemnification by the United States Government shall be acceptable.

(b) Prior to the commencement of Regional Airline Services under this Agreement and upon renewal of the required coverages, each Operator shall issue a Certificate of Insurance to Delta evidencing the above coverage requirements.  Except for Workers Compensation, the Certificates of Insurance must include the following special insurance provisions:

(1) Delta, its Affiliates and each of their respective it directors, officers, employees and agents are included as Additional Insureds to the extent Operator’s liability to Delta and such entities herein.

(2) Each Operator’s insurance coverages are primary without right of contribution from Delta’s insurance.

(3) Each Operator’s insurers will waive their rights of subrogation against Delta, its Affiliates and their respective directors, officers, employees and agents, but only to the extent such Operator has waived its rights against such parties pursuant to the terms of this Agreement.

(4) With respect to the insurance afforded Delta, its Affiliates and their respective directors, officers, employees and agents, Each Operator’s insurance shall not be invalidated by and breach or warranty by any Pinnacle Party.

(5) Provide cross liability and severability of interest provisions.

(6) In the event the required coverages are cancelled or materially changed, the applicable Operator’s insurers will provide thirty (30) days prior notice (7 days as respect War Coverages and 10 days as respects non payment of premium) to Delta.

(c) Each Operator shall comply with all insurance provisions in any Lease for any Aircraft that such Operator leases or subleases from Delta.

***

ARTICLE X

TERM AND TERMINATION

Section 10.01 Term.  This Agreement shall commence on and shall be effective as of July 1, 2010 (the “Effective Date”) and, unless earlier terminated as provided herein, shall continue in effect until the twelfth (12th) anniversary of the Effective Date (the “Term”).

Section 10.02 Termination by Either Party.

(a) Notwithstanding the provisions of Section 10.01, Delta may terminate this Agreement immediately if any Pinnacle Party files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, fails to secure dismissal of any involuntary petition in bankruptcy within sixty (60) days after the filing thereof, or petitions for reorganization, liquidation, or dissolution under any federal or state bankruptcy or similar law.

(b) Notwithstanding the provisions of Section 10.01, the Pinnacle Parties may terminate this Agreement immediately if Delta files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, fails to secure dismissal of any involuntary petition in bankruptcy within sixty (60) days after the filing thereof, or petitions for reorganization, liquidation, or dissolution under any federal or state bankruptcy or similar law.

(c) Notwithstanding the provisions of Section 10.01, in the event of a material breach of this Agreement by either any Pinnacle Party or Delta remaining uncured for more than thirty (30) days after receipt of written notification of such breach by the nonbreaching Party, then the nonbreaching Party may immediately terminate this Agreement at its sole option.  Notwithstanding the foregoing or any other provision of this Agreement, if between the Effective Date and March 31, 2011 Delta notifies Pinnacle of Delta’s intent to terminate this Agreement pursuant to this Section 10.02(c), and the default by Operator giving rise to such notice of termination is due to an act or omission of Mesaba occurring prior to the Effective Date, then Operators shall have ninety (90) days after receipt of such notice to cure such default and if such default is not cured within such 90-day period, Delta shall have the right to terminate this Agreement immediately and at its sole option.

Section 10.03 Termination by Delta.  Notwithstanding, and in addition to, the provisions of Section 10.02, Delta shall have the right to terminate this Agreement immediately and at its sole option upon the occurrence of one or more of the following:

(i) Any Pinnacle Party agrees to merge into or with any entity other than an Affiliate of Parent, agrees to be acquired by any entity other than Affiliate of Parent, agrees to sell substantially all of its assets or enters into a letter of intent, or similar document, to merge into or with any entity other than an Affiliate of Parent, to be acquired by any entity other than an Affiliate of Parent, or to sell substantially all of its assets (each such event, a “Merger”);

(ii) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) (a “Person”) other than an Affiliate of Parent of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty-nine percent (49%) of either (a) the then outstanding shares of common stock of any Pinnacle Party, or (b) the combined Voting Power of the then outstanding voting securities of any Pinnacle Party entitled to vote generally in the election of such entity’s directors or managers, as applicable (each such event, a “Change of Control”);

(iii) An Operator’s level of safety with respect to its operation of the Aircraft or the Regional Airline Services is not reasonably satisfactory to Delta;

(iv) a breach by any Operator of Section 2.08 hereof;

(v) an Operator’s failure to pass, in Delta’s reasonable discretion, a safety and codeshare audit to be conducted by Delta, at its sole discretion, at any time during the Term of this Agreement;

(vi) Operators fail to achieve any of the Operational Performance Standards set forth on Schedule 2.11 with respect to the Aggregate CRJ900 Delta Connection Flights during ***;

(vii) a material breach by any Pinnacle Party of any representation or warranty in Section 11.01(e);

(viii) an Operator’s failure to comply with the insurance provisions of Section 9.03 hereof;

(ix) an Operator’s FAA or DOT Certification is for any reason suspended or revoked or otherwise not in full force and effect so as to permit such Operator to provide the Regional Airline Services required under this Agreement;

(x) an Operator shall commence operating an aircraft type which causes Delta to be in violation of its collective bargaining agreement with its pilots, as may be amended from time to time;

(xi) any Pinnacle Party shall default with respect to the material terms of any other agreement between any Pinnacle Party or any Affiliate of any Pinnacle Party, on the one hand, and Delta or an Affiliate of Delta, on the other hand (any such agreement, a “Related Party Agreement”), and such breach shall continue for more than the period of grace, if any, specified therein and shall not have been waived; provided, however, that each of (i) the 2007 CRJ-900 Delta Connection Agreement; (ii) the SAAB Agreement and (iii) the Second and Amended Restated Air Services Agreement shall not be a Related Party Agreement hereunder until July 1, 2011; or

(xii) an Operator’s failure to pass, any audit conducted by the DOT, FAA, DOD or IOSA, at any time during the Term of this Agreement.

Notwithstanding the foregoing or any other provision of this Agreement, if between the Effective Date and March 31, 2011 Delta notifies Pinnacle of Delta’s intent to terminate this Agreement pursuant to Section 10.03(iv), 10.03(v), 10.03(vi) or 10.03(ix) above, and the default by Operator giving rise to such notice of termination is due to an act or omission of Mesaba occurring prior to the Effective Date, then Operators shall have ninety (90) days after receipt of such notice to cure such default and if such default is not cured within such 90-day period, Delta shall have the right to terminate this Agreement immediately and at its sole option.

Section 10.04 Force Majeure.  Notwithstanding the provisions of Sections 10.01, 10.02 and 10.03, in the event any acts of God, acts of terrorism or hostilities, war, strike, labor disputes, work stoppage, fire, act of government, court order, or any other act reasonably beyond the control of that party, including but not limited to, non-delivery or delay in delivery of the Aircraft or delay in the completion of required training of an Operator’s employees by the Aircraft manufacturer (each, a “Force Majeure Event”) substantially prevents one Party’s performance of its obligations pursuant to this Agreement, for a period of fifteen (15) or more consecutive days, Delta may (y) temporarily suspend some or all of the Aircraft from the scope of this Agreement upon written notice to Parent, or (z) terminate this Agreement in its entirety upon thirty (30) days prior written notice to Parent.

Section 10.05 Effect of Termination.  Termination of this Agreement for any reason shall not relieve any Party of rights and obligations incurred prior to the effective date of termination.  A Party’s right to terminate this Agreement shall be in addition to any other rights or remedies, in law or equity, available to such party.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.01 Representations; Warranties and Covenants of Pinnacle Parties.  Each of the Pinnacle Parties represents and warrants to Delta as of the Effective Date as follows:

(a) Organization and Qualification.  Each Pinnacle Party is a duly organized and validly existing corporation in good standing under the laws of its state of incorporation and has the corporate power and authority to own, operate and use its assets and provide the Regional Airline Services.

(b) Authority Relative to this Agreement.  Each Pinnacle Party has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Pinnacle Party.  This Agreement has been duly and validly executed and delivered by each Pinnacle Party and is, assuming due execution and delivery thereof by Delta and that Delta has full legal power and right to enter into this Agreement, a valid and binding obligation of each Pinnacle Party, enforceable against each of them in accordance with its terms.

(c) Conflicts; Defaults.  Neither the execution or delivery of this Agreement nor the performance by any Pinnacle Party of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of such entity’s articles of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without  limitation, any order, judgment or decree relating to the Regional Airline Services, (ii) result in the creation or imposition of liens in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens.

(d) Broker.  No Pinnacle Party has retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(e) Compliance.  All Regional Airline Services performed pursuant to this Agreement or otherwise by an Operator shall be conducted in full compliance with all applicable statutes, orders, rules, regulations and notifications, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over its operations, including, but not limited to, the FAA, DOD, and DOT.  Each Operator’s compliance with such governmental statutes, orders, rules, regulations and notifications will be the sole and exclusive obligation of each such Operator, and Delta will have no obligation, responsibility, or liability, whether direct or indirect, with respect to such matters.

Section 11.02 Representations and Warranties of Delta.  Delta represents to each Pinnacle Party as of the Effective Date as follows:

(a) Organization and Qualification.  Delta is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and use its assets and to operate the Delta Connection program.

(b) Authority Relative to this Agreement.  Delta has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Delta.  This Agreement has been duly and validly executed and delivered by Delta and is, assuming due execution and delivery thereof by each Pinnacle Party and that each Pinnacle Party has full legal power and right to enter into this Agreement, a valid and binding obligation of Delta, enforceable against Delta in accordance with its terms.

(c) Conflicts; Defaults.  Neither the execution or delivery of this Agreement nor the performance by Delta of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Delta’s articles of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, including without limitation, any order, judgment or decree relating to the Regional Airline Services, (ii) result in the creation or imposition of any liens in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens.

(d) Broker.  Delta has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(e) Compliance.  All air transportation-related actions performed pursuant to this Agreement or otherwise by Delta shall be conducted in full compliance with all applicable statutes, orders, rules, regulations and notifications, whether now in effect or hereafter promulgated, of all governmental agencies having jurisdiction over its operations, including, but not limited to, the FAA, DOD, and DOT. Delta’s compliance with such governmental statutes, orders, rules, regulations and notifications will be the sole and exclusive obligation of Delta, and no Pinnacle Party will have any obligation, responsibility, or liability, whether direct or indirect, with respect to such matters.

ARTICLE XII

COVENANTS OF OPERATORS

Each Operator hereby covenants and agrees that:

(a) Such Operator shall not enter into any binding agreement or arrangement (or series of agreements or arrangements) with any third party (excluding any employee collective bargaining units) for the procurement of any goods or services relating to Operator, the Aircraft or operation of any of the Scheduled Flights or Charter Flights that will result in a material increase in such Operator’s Direct Expenses to perform its services hereunder without the prior written consent of Delta, which consent shall not be unreasonably withheld and shall be provided in a timely manner in order to permit Operator to satisfy its conditions hereunder (it being understood that Delta’s consent shall not be required if such Operator does not pass any such increased costs to Delta as a Direct Expense or otherwise).

(b) ***

(c) Such Operator shall file all reports and plans relating to its operations with the DOD, DOT, FAA, NTSB or any state or airport authority, and such Operator shall promptly furnish Delta with copies of all such reports and such other available traffic and operating reports as Delta may request from time to time.  Additionally, such Operator will promptly furnish Delta with a copy of every report and plan that such Operator prepares, whether or not such report is filed with the FAA, NTSB or any other governmental agency, relating to any accident or incident involving an Aircraft when such accident or incident is claimed to have resulted in the death or injury to any person or the loss of, damage to or destruction of any property.

(d) In the event Parent is no longer a public reporting company, such Operator shall furnish to Delta (1) within 45 days after the end of each of the three interim calendar quarters, unaudited financial statements including such Operator's then current corporate balance sheet and profit and loss statement and  (2) within 91 days after the end of such Operator's fiscal year, such Operator's then current, audited financial statements including, either separately or on a consolidated basis, the balance sheet and the profit and loss statement, together with associated footnotes, and a copy of the independent auditor's report.  Notwithstanding the reporting status of Parent, such Operator shall furnish to Delta within 91 days after the end of such Operator's fiscal year, a profit and loss statement with respect to such Operator’s Delta Connection operations prepared by SEC line-item and certified by such Operator’s chief financial officer.

ARTICLE XIII

CONTRACT INTERPRETATION

Section 13.01 This Agreement is subject to, and will be governed by and interpreted in accordance with, the laws of the State of New York, excluding conflicts of laws principles, and of the United States of America.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought in the courts of the State of New York in New York County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives, to the fullest extent permitted by law, any objection to venue laid therein.  Process in any action or proceeding referred to in the proceeding sentence may be served on any party anywhere in the world.  Each party further agrees to waive any right to a trial by jury.

Section 13.02 The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only, confer no rights or obligations on either party, and do not constitute a part of this Agreement.

Section 13.03 Time is of the essence in interpreting and performing this Agreement.

Section 13.04 This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, are expressly superseded hereby.

Section 13.05 If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions.

Section 13.06 This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

Section 13.07 Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.

Section 13.08 NO PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM THIS AGREEMENT OR ANY BREACH HEREOF.

ARTICLE XIV

CIRCUMSTANCES BEYOND THE PARTIES' CONTROL

With the exception of outstanding rights and obligations, and Delta’s right to terminate this Agreement pursuant to Section 10.04 hereof, each Party will be relieved of its obligations under this Agreement in the event, to the extent and for the period of time that performance is delayed or prevented caused by any Force Majeure Event.

ARTICLE XV

MODIFICATION AND WAIVER

No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall in any event be effective unless in writing signed by authorized representatives of each Party hereto, and then only in the specific instance and for the specific purpose given.

ARTICLE XVI

NOTICES

Unless otherwise provided herein, all notices, requests and other communications required or provided for hereunder shall be in writing (including telecopy or similar teletransmission or writing) and shall be given at the following addresses:

(1)  If to Delta:

Delta Air Lines, Inc.
7500 Airline Drive, C009
Minneapolis, MN 55450-1101
Dept. 915
Attn: Senior Vice President- Delta Connection
Telecopy:  (612) 727-4104

with copies to:

Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA  30354
Dept. 981
Attn: Senior V.P. and General Counsel
Telecopy:  (404) 715-2233

(2)  If to any Pinnacle Party:

Pinnacle Airlines Corp.
1689 Nonconnah Boulevard
Suite 111
Memphis, Tennessee 38132
Attention:  Chief Financial Officer and General Counsel
Telecopy:  (901) 348-4262

with copies to:

Kevin P. Lewis
Vinson & Elkins LLP
1001 Fannin Street
2500 First City Tower
Houston, Texas 77002
Telecopy: (713) 615-5967

Any such notice, request or other communication shall be effective (i) if given by mail, upon the earlier of receipt or the third business day after such communication is deposited in the United States mails, registered or certified, with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means including, without limitation, by air courier, when delivered at the address specified herein.  A Party may change its address for notice purposes by notice to the other Parties in the manner provided herein.

ARTICLE XVII

ASSIGNMENT

This Agreement shall bind and inure to the benefit of Delta, Parent, Pinnacle and Mesaba, and their respective successors and assigns; provided, however, neither party may assign or transfer this Agreement or any portion hereof to any person or entity without the express written consent of the other party.  Any assignment or transfer, by operation of law or otherwise, without such consent shall be null and void and of no force or effect.

ARTICLE XVIII

GOOD FAITH

Each Party shall exercise good faith in its dealings with the other Parties hereto and in performance of its obligations under this Agreement.

ARTICLE XIX

CONFIDENTIALITY

Section 19.01 Except as otherwise provided below, each Party shall, and shall ensure that its directors, officers, employees, affiliates and professional advisors (collectively, the “Representatives”), at all times, maintain strict confidence and secrecy in respect of all Confidential Information (as defined below) of the other Parties (including their respective Affiliates) received directly or indirectly as a result of this Agreement.  If a Party (the “Disclosing Party”) in good faith determines that it is required to disclose any Confidential Information of another Party (the “Affected Party”) in order to comply with any applicable law or government regulation, or under the terms of a subpoena or order issued by a court or governmental body, it shall (a) notify the Affected Party immediately of the existence, terms and circumstances surrounding such request, (b) consult with the Affected Party on the advisability of taking legally available steps to resist or narrow such request and (c) if any disclosure of Confidential Information is required to prevent the Disclosing Party from being held in contempt or subject to other legal penalty, furnish only such portion of the Confidential Information as it is legally compelled to disclose and use commercially reasonable efforts (at the cost of the party whose Confidential Information is being protected) to obtain an order or other reliable assurance that confidential treatment shall be accorded to the disclosed Confidential Information.  Each Party agrees to transmit Confidential Information only to such of its Representatives as required for the purpose of implementing and administering this Agreement, and shall inform such Representatives of the confidential nature of the Confidential Information and instruct such Representatives to treat such Confidential Information in a manner consistent with this Article XIX.

For purposes of this Agreement, “Confidential Information” shall mean (a) all confidential or proprietary information of a party, including, without limitation, trade secrets, information concerning past, present and future research, development, business activities and affairs, finances, properties, methods of operation, processes and systems, customer lists, customer information (such as passenger name record or “PNR” data) and computer procedures and access codes; and (b) the terms and conditions of this Agreement and any reports, invoices or other communications between the parties given in connection with the negotiation or performance of this Agreement; and (c) excludes (i) information already in a party’s possession prior to its disclosure by other party; (ii) information obtained from a third person or entity that is not prohibited from transmitting such information to the receiving party as a result of a contractual, legal or fiduciary obligation to the party whose information is being disclosed; (iii) information that is or becomes generally available to the public, other than as a result of disclosure by a party in violation of this Agreement; or (iv) information that has been or is independently acquired or developed by a party, or its affiliate, without violating any of its obligations under this Agreement.

Notwithstanding the provisions of this Section XIX(A) to the contrary, the parties acknowledge that this Agreement may constitute a material contract for purposes of Parent’s disclosure obligations arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and that Parent may make any such required disclosure, subject to the prior review by, and meaningful consultation with, Delta.

Section 19.02 Each Party acknowledges and agrees that in the event of any breach of this Article XIX, the Affected Party shall be irreparably and immediately harmed and could not be made whole by monetary damages.  Accordingly, it is agreed that, in addition to any other remedy at law or in equity, the Affected Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Article XIX and/or to compel specific performance of this Article XIX.

Section 19.03 The confidential obligations of the Parties under this Article XIX shall survive the termination or expiration of this Agreement.

ARTICLE XX

PARENT GUARANTEE

Section 20.01 (a) Parent hereby unconditionally and irrevocably guarantees to Delta the due and punctual performance by each Operator of each of the Operators respective obligations, agreements and covenants arising under this Agreement and under each term and condition hereof (collectively, the “Obligations”).  If an Operator shall fail or be unable to perform any such Obligation as and when the same shall be required to be performed, then Parent, at its sole cost and expense, shall be obligated to promptly perform or cause to be promptly performed each such Obligation in accordance with the terms hereof and thereof.  This guaranty is a guaranty of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by an Operator or upon any other event or condition whatsoever.  If for any reason any payment Obligation amount shall not be paid by an Operator when due, Parent shall immediately pay such amount to the person entitled thereto pursuant to this Agreement, as if such amount constituted the direct and primary obligation of Parent and regardless of whether any person has taken any steps to enforce any rights against such Operator to collect such amount.

(b)         Pinnacle hereby unconditionally and irrevocably guarantees to Delta the due and punctual performance by Mesaba of each of Mesaba’s Obligations.  If Mesaba shall fail or be unable to perform any such Obligation as and when the same shall be required to be performed, then Mesaba, at its sole cost and expense, shall be obligated to promptly perform or cause to be promptly performed each such Obligation in accordance with the terms hereof and thereof.  This guaranty is a guaranty of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Mesaba or upon any other event or condition whatsoever.  If for any reason any payment Obligation amount shall not be paid by Mesaba when due, Pinnacle shall immediately pay such amount to the person entitled thereto pursuant to this Agreement, as if such amount constituted the direct and primary obligation of Pinnacle and regardless of whether any person has taken any steps to enforce any rights against Mesaba or Parent to collect such amount.

Section 20.02 To the fullest extent permitted under applicable law, the obligations of Parent and Pinnacle hereunder shall be absolute and unconditional, shall be continuing and remain in full force and effect until final and irrevocable payment or performance, and shall not be released, discharged, affected or impaired in any respect by: (a) any amendment, modification, or cancellation of, or addition or supplement to this Agreement; (b) any exercise, acceleration, extension, compromise, settlement, non-exercise, waiver, release, or cancellation by Delta of any right, remedy, power or privilege under or related to this Agreement or any other guaranty of any obligations of either Operator; (c) the invalidity or unenforceability, in whole or in part, of this Agreement; (d) any change in the corporate existence, structure or ownership of either Operator or Parent or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either of them or their assets; or (e) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense, release or discharge of the liabilities of a guarantor or surety, or which might otherwise limit recourse against Parent or Pinnacle.  If acceleration of the time for the performance or payment of any Obligation is stayed upon the insolvency, bankruptcy or reorganization of an Operator, all Obligations that are subject to acceleration under the terms of this Agreement shall nonetheless be performed or payable hereunder by Parent or Pinnacle, as applicable.

Section 20.03 Each of Parent and Pinnacle hereby specifically agrees that it shall not be necessary or required as a condition to enforcement of the obligations hereunder against it, that there be (and each of Parent and Pinnacle, to the fullest extent permitted by applicable law, specifically waives) diligence, presentment, or protest of any kind whatsoever with respect to the respective guaranty by Parent and Pinnacle or the Obligations; such waiver includes, without limitation: (i) presentment for payment upon any Operator or Parent or the making of any protest; (ii) any requirement to exhaust any remedies exercisable upon a default under this Agreement or to give any notice of non-performance or non-payment; (iii) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety; or (iv) so long as any Obligation remains outstanding, any right of subrogation by virtue of any performance or payment made hereunder.  Each of Parent and Pinnacle agrees that any payment or performance of the Obligations guaranteed by it hereunder or other act that tolls any statute of limitations applicable to enforcement of the Obligations shall similarly operate to toll any statute of limitations applicable to any liability of Parent or Pinnacle pursuant to this Article XX.  In addition, to the fullest extent permitted by applicable law, each of Parent and Pinnacle waives the benefit and advantage of any and all valuation, stay, appraisement, extension or redemption laws which, but for this provision, agreement and waiver, might be applicable to any sale made under any judgment, order or decree of any court or otherwise based on the respective guaranty of Parent and Pinnacle pursuant to this Article XX.  All waivers made by Parent or Pinnacle in this Section 20.03 and elsewhere throughout this Article XX are intentional and made by Parent or Pinnacle, as applicable, after due consideration of all the consequences thereof.

Section 20.04 All of the terms and conditions of this Article XX shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Parties; provided that neither Parent nor Pinnacle may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior consent of Delta.

ARTICLE XXI

TERMINATION OF PRIOR AGREEMENT

The Parties agree that that certain Second Amended and Restated Airline Services Agreement, dated effective as of October 1, 2008 by and between Delta and Mesaba is terminated as of the Effective Date and notwithstanding any provision therein to the contrary, including survival of any provisions thereof, such agreement is of no further force and effect with no obligation thereunder owing from either party thereto to the other, or from Mesaba to any other party.

IN WITNESS WHEREOF, Delta, Parent, Pinnacle and Mesaba have each executed this Agreement as of the Effective Date.

PINNACLE AIRLINES, INC. By: Name: *** Title: Vice President and General Counsel	DELTA AIR LINES, INC. By: Name: *** Title: Senior Vice President – Delta Connection
PINNACLE AIRLINES CORP. By: Name: *** Title: Vice President and General Counsel	MESABA AVIATION, INC. By: Name: *** Title: Vice President

Schedule 1-A

Aircraft

ShipNo	RegNo	MSN	Eng1	Eng2
4950	N600LR	15142	194618	194621
4951	N601LR	15145	194626	194629
4952	N602LR	15151	194638	194639
4953	N604LR	15152	194643	194644
4954	N605LR	15160	194663	194660
4901	N901XJ	15130	194586	194587
4902	N902XJ	15131	194589	194590
4903	N903XJ	15134	194601	194598
4904	N904XJ	15135	194605	194600
4905	N905XJ	15137	194607	194606
4906	N906XJ	15138	194609	194608
4907	N907XJ	15139	194611	194610
4908	N908XJ	15140	194617	194612
4909	N909XJ	15141	194619	194616
4910	N910XJ	15143	194623	194620
4912	N912XJ	15144	194627	194624
4913	N913XJ	15148	194565	194632
4914	N914XJ	15149	194637	194634
4915	N915XJ	15150	194653	194652
4916	N916XJ	15154	194647	194642
4917	N917XJ	15155	194649	194646
4918	N918XJ	15156	194651	194648
4919	N919XJ	15163	194665	194668
4920	N920XJ	15167	194677	194678
4921	N921XJ	15172	194689	194687
4922	N922XJ	15174	194669	194686
4923	N923XJ	15177	194697	194698
4924	N924XJ	15179	194700	194701
4925	N925XJ	15183	194711	194708
4926	N926XJ	15184	194713	194710
4927	N927XJ	15188	194719	194716
4928	N928XJ	15190	194723	194724
4929	N929XJ	15191	194725	194726
4930	N930XJ	15192	194727	194728
4931	N931XJ	15193	194731	194732
4932	N932XJ	15194	194735	194734
4933	N933XJ	15196	194739	194740
4934	N934XJ	15198	194749	194746
4935	N935XJ	15199	194743	194748
4936	N936XJ	15201	194753	194758
4937	N937XJ	15210	194779	194784

Schedule 1-B

CRJ900 Spare Engines

1.  S/N 194571

Schedule 1-C

APUs

SN
P-535
P-536
P-540
P-590
P-545
P-539
P-546
P-548
P-550
P-552
P-554
P-559
P-560
P-566
P-567
P-569
P-572
P-584
P-588
P-544
P-592
P-595
P-600
P-601
P-607
P-608
P-581
P-543
P-610
P-614
P-612
P-623
P-622
P-628
P-648
P-551
P-556
P-562
P-563
P-565
P-615
P-312

Schedule 2.11

MINIMUM PERFORMANCE REQUIREMENTS

1.	Completion Rate: No less than the threshold calculated in accordance with the Minimum Completion Factor Standard in Exhibit D.

2.
On-time Reliability:  No less than the threshold calculated in accordance with the Minimum A0 Performance Standards in Exhibit D of all Aggregated CRJ900 Delta Connection Flights flown and arriving at scheduled destination within less than 1 minute of scheduled arrival time.

3.
On-Time Departures:  No less than the threshold calculated in accordance with the Minimum D0 Performance Standards in Exhibit D of all Aggregated CRJ900 Delta Connection Flights flown and departing from scheduled origin less than 1 minute of scheduled departure time.

4.	Customer Experience: ***

EXHIBIT A

PAYMENT TERMS

Unless otherwise indicated, all section references in this Exhibit A refer to the corresponding section of this Exhibit A.

Section 1.01.   Payment Terms.

(a) Payments

For purposes of this Section 1.01, payments to Pinnacle shall be calculated as follows for any applicable period:

the Aircraft Months Payment, which will be equal to the then applicable Aircraft Months Rate multiplied by Aircraft Months for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights, plus the Block Hour Payment, which will be equal to the then applicable Block Hour Rate multiplied by Block Hours for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights, plus the Cycle Payment, which will be equal to the then applicable Cycle Rate multiplied by Cycles for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights, plus the Direct Expense Payment, which will be determined in accordance with Section 1.03 below, plus the Margin, which shall equal *** multiplied by (1 + CPPIB) multiplied by Aircraft Months for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights.

(b) Provisional Billing and Payment Schedule

On a monthly basis and in a format agreeable to Delta, the Pinnacle Parties shall provide estimates of the upcoming monthly Aircraft Months Payment, Block Hour Payment, Cycle Payment Direct Expense Payment (excluding Equipment Rental Expense that is deducted herefrom in payment of Rent pursuant to the terms of the Leases) and Margin.  Such estimates shall be based upon the schedule (including Scheduled Flights, Non-Scheduled Flights and Charter Flights) to be operated by the Operators during the upcoming month (assuming a *** completion rate) and shall be provided no later than 10 days prior to the start of the upcoming month in which the wire transfers shall be made.  Delta shall review such estimates for each Aircraft Months Payment, Block Hour Payment, Cycle Payment, Direct Expense Payment and Margin for accuracy and reasonableness.  To the extent any such estimates are determined to be inaccurate or unreasonable, the Pinnacle Parties, upon request from Delta, shall provide supporting documentation and/or explanations for such estimates or correct such estimates as provided by Delta.

Except as set forth below, on the 7th, 14th, 21st and 28th day of the applicable month (or if not a business day, on the following business day), Delta will advance to Pinnacle twenty-five percent (25%) of the aggregate cost estimates of such month’s Aircraft Months Payment, Block Hour Payment, Cycle Payment, Direct Expense Payment (excluding Equipment Rental Expense that is deducted herefrom in payment of Rent pursuant to the terms of the Leases) and Margin (each such advance, a “Provisional Payment”).  Each Provisional Payment shall be made via wire transfer or through the Airline Clearing House (the “Clearing House”), in Delta’s discretion (but in any event on the dates set forth above) or, if any Provisional Payment is not paid by Delta on any such date, then in Pinnacle’s discretion.  Notwithstanding the foregoing, Delta shall be entitled, without notice, to deduct from any payment owed to Pinnacle hereunder any amounts that are, at the time of such payment, due and owing under that certain Promissory Note dated July 1, 2010 issued by Pinnacle, Parent and Mesaba to Delta (the “Promissory Note”).

(c) Monthly Reconciliation

Reconciliation of each month’s Provisional Payments to reflect actual operating statistics and Direct Expenses (excluding rents payable under the Leases) paid or accrued under Section 1.03 shall be completed on a monthly basis as follows:

a.           On or before the fifth (5th) Business Day after the last day of each calendar month, in a format mutually agreeable to Delta and Parent, each Operator shall submit to Delta a report detailing actual operational statistics pertaining to the Aircraft Months Payment, the Block Hour Payment and the Cycle Payment and its actual Direct Expenses for such month.  Delta and the Pinnacle Parties agree to make a good faith effort to expeditiously reconcile any differences in operational statistics data used to calculate reconciliation payments.  In addition, if requested by Delta, the Pinnacle Parties shall submit to Delta documentation sufficient to support its actual Direct Expense items, including copies of all invoices.

b.           Within five (5) business days of completing such reconciliation, Delta or Pinnacle, as the case may be, shall pay, via wire transfer or the Clearing House in Delta’s discretion, to an account designated by the other Party, monies equal to the reconciled amount.  If certain actual costs are not known by the completion of the reconciliation, the Pinnacle Parties shall provide Delta with a good faith estimate of such unknown costs and such estimated amount shall be included in the initial reconciliation.  As soon as commercially reasonable, such estimated amounts shall be reconciled with the actual costs for such expenses, and Delta or Pinnacle, as the case may be, shall pay, via wire transfer or the Clearing House in Delta’s discretion or, if not paid by Delta on any such date, then in Pinnacle’s discretion, to an account designated by the other Party, monies equal to the reconciled amount.

c.           Notwithstanding anything in this Agreement to the contrary, in the event an Operator is unable to operate any of the Aircraft, or any of the Scheduled Flights, Non-Scheduled Flights or Charter Flights, for any reason other than as a result of weather, fire, war, terrorism, other act of hostilities, an industry-wide ATC action, an industry-wide directive by the FAA, TSA or other governmental agency or act of God,

Delta shall not be obligated to pay Pinnacle any portion of the Aircraft Months Payment, the Block Hour Payment, the Cycle Payment, the Direct Expenses, any incentive compensation, or any other amounts, in connection with such non-operated Aircraft, Scheduled Flights, Non-Scheduled Flights or Charter Flights.  If the non-operated Aircraft, Scheduled Flight, Non-Scheduled Flight or Charter Flight is caused by weather, fire, war, terrorism, other act of hostilities, an industry-wide ATC action, an industry-wide directive by the FAA, TSA or other governmental agency or act of God, Delta shall only be obligated to pay the following fixed costs associated with such non-operated Aircraft, Scheduled Flight, Non-Scheduled Flight or Charter Flight:  Equipment Rental Expense, Hull Insurance and Property Taxes, but not any variable costs, incentive compensation, or any other amounts with respect to such non-operated Aircraft, Scheduled Flights, Non-Scheduled Flights or Charter Flights during the period that an Operator is unable to operate such Aircraft, Scheduled Flight, Non-Scheduled Flight or Charter Flight.

Section 1.02                      Payment Rates

(a) Aircraft Month Rate.  The Aircraft Month Rate for the time period between the Effective Date through December 31, 2012 shall equal the aggregate sum of the sub-categories denoted with an “AC Months” Driver, excluding “Margin”, set forth in Attachment D for the appropriate year as set forth in Attachment D.

(b) Block Hour Rate.  The Block Hour Rate for the time period between the Effective Date through December 31, 2012 shall equal the aggregate sum of the sub-categories denoted with a “Block Hours” Driver set forth in Attachment D for the appropriate year as set forth in Attachment D.

(c) Cycle Rate.  The Cycle Rate for the time period between the Effective Date through December 31, 2012 shall equal the aggregate sum of the sub-categories denoted with a “Cycles” Driver set forth in Attachment D for the appropriate year as set forth in Attachment D.

(d) Rate Adjustments.

(i) Rate Reset.  (A)  Prior to October 1, 2012, the Parties agree to meet and confer regarding the reset, if any, of the Aircraft Month Rates, Block Hour Rates *** and Cycle Rates to be effective for calendar year 2013 (the “2013 Rate Reset”).  Such reset rates shall reflect the estimated cost structure of the Operators’ operations during 2013 and incorporate synergies achieved or expected to be achieved by Parent and the Operators as mutually agreed upon by the Parties.  For purposes of the 2013 Rate Reset, the Parties shall use the following methodology:  Operators’ and/or Parent’s Direct Costs for the prior year (excluding one-time or unusual items) shall be adjusted for known changes or PPI, pooled by the cost category at the cost aggregation level  and at the appropriate corporate level of the Pinancle Parties (for example, corporate overhead would be pooled at the Parent and allocated to all Affiliates of Parent) and divided by the Statistical Driver to arrive at the respective Aircraft Month Rate, Block Hour Rate *** and Cycle Rate.  The Aircraft Month Rates, Block Hour Rates (with Flight Operations

Rate included) and Cycle Rates for calendar years 2014, 2015, 2016 and 2017 will be determined by multiplying the prior year’s Aircraft Month Rates, Block Hour Rates (with Flight Operations Rate included) and Cycle Rates by (1+CPPI).

(ii) Prior to October 1, 2017, the Parties agree to meet and confer regarding the reset, if any, of the Aircraft Month Rates, Block Hour Rates and Cycle Rates to be effective for calendar year 2018 using the same methodology as specified above for the 2013 Rate Reset, provided that the Flight Operations Rate shall be reset as part of the Block Hour Rate reset (the “2018 Rate Reset”).  The Aircraft Month Rates, Block Hour Rates, and Cycle Rates for calendar years 2019, 2020, 2021 and 2022 will be determined by multiplying the prior year’s Aircraft Month Rates, Block Hour Rates, and Cycle Rates by (1+CPPI).

(iii) Until the Parties determine the respective Aircraft Month Rates, Block Hour Rates and Cycle Rates to be effective for calendar years 2013 and 2018 in accordance with the methodology set forth above, the Aircraft Month Rates, Block Hour Rates and Cycle Rates in effect for 2012 and the Aircraft Month Rates, Block Hour Rates, and Cycle Rates in effect for 2017 as adjusted pursuant to this Agreement, respectively, will be used as an estimate for the provisioning payments and the payments will be reconciled on a retroactive basis to January 1, 2013 and January 1, 2018, respectively, once any reset or Aircraft Month Rates, Block Hour Rates and Cycle Rates to be effective for calendar year 2013 and Aircraft Month Rates, Block Hour Rates, and Cycle Rates to be effective for calendar year 2018, respectively, are finally determined.

(iv) In connection with the 2013 Rate Reset and the 2018 Rate Reset, Delta shall be entitled, following reasonable notice to Pinnacle, to review and inspect the books, records, statistics and expenses of each Pinnacle Party and any applicable Affiliate of a Pinnacle Party incurred with respect to services provided in applicable prior periods.  For the avoidance of doubt, the prior period for the 2013 Rate Reset Period shall be the period beginning on the Effective Date.

(v) In the event that the Parties are unable to agree on any revised Aircraft Month Rates, Block Hour Rates or Cycle Rates as contemplated in sub-paragraph (i) above, such rates will be set utilizing the following procedure:  (i) the Parties shall attempt to agree upon an impartial industry expert to act as sole arbitrator, provided that if the Parties are unable to agree upon an expert to so act, each of Delta, on the one hand, and the Pinnacle Parties, on the other hand, shall appoint an expert, and the two experts so appointed shall appoint a third expert; (ii) Delta, on the one hand, and the Pinnacle Parties, on the other hand, shall submit a set of proposed rates to the arbitrator(s); and (iii) the arbitrator(s) shall choose a set of rates from those submitted without modifying either.

            ***

(vii)           Margin Reset.   In the event the Second Amended and Restated Airline Services Agreement expires on December 31, 2017, the Margin for each calendar year during the Term commencing with calendar year 2018 shall be revised to equal *** multiplied (1+CPPIB) multiplied by Aircraft Months for such period for Scheduled Flights, Non-Scheduled Flights and Charter Flights.

Section 1.03                      Direct Expenses.  With respect to Regional Airline Services operated with the Aircraft, Delta will reimburse Operators for the following accrued or paid expenses incurred by the Operators in connection with the provision of the Regional Airline Services at the Direct Cost to Operators (“Direct Expenses”).  Accruals shall be made in accordance with GAAP; provided, however, the following Direct Expenses shall not be accrued more than one month in advance of the applicable Operator’s cash expense:  (b) Engine Maintenance, (c) Heavy Airframe Maintenance, (d) APU Maintenance, (e) Avionics Maintenance, (f) Landing Gear Maintenance, (k) Aircraft Painting and Interior Refurbishment, (n) Airworthiness Directives and (o) Aircraft Return Conditions:

(a) Equipment Rental Expense.  Equipment Rental Expense less any performance guarantee payments or credits that an Operator receives from the manufacturers.

(b) Engine Maintenance.  (1)  The Aircraft engine maintenance performed pursuant to Section 3.06 of the Agreement less any warranty payments or credits that the Operator receives, including but not limited to those from Delta-selected vendors.  (2)  The cost of materials and components used in connection with unscheduled off-wing maintenance performed by the Operator (not including labor for removal and replacement of line replaceable units or QEC items).  (3)  Shop level maintenance of engine LRUs per the LRU OEM Component Maintenance Manual will be reimbursed to the Operator as a Direct Expense.  Each Operator shall provide to Delta, upon reasonable request, documentation detailing the unscheduled event and cost of each of the components.

(c) Heavy Airframe Maintenance.   Maintenance Program required heavy maintenance checks performed pursuant to Section 3.05 of this Agreement which require an Aircraft to be out of service for an extended period of time to perform, such as accomplishment of the 1C, 2C, 3C and 4C checks and associated tasks and is performed per the Comair Maintenance Services Agreement dated January 1, 2009 or any replacement agreement thereof.

(d) APU Maintenance.   Shop level APU and LRU maintenance performed in accordance with the APU OEM Shop Manual and LRU OEM Component Maintenance Manuals, but excluding maintenance of QEC or BFE items.

(e) Avionics Maintenance.   Shop level maintenance performed in accordance with the OEM Component Maintenance Manual and is performed per the Rockwell Collins Dispatch Plus Maintenance and Inventory Support Agreement dated June 12, 2009.

(f) Landing Gear Maintenance.   Shop level maintenance on the Aircraft landing gear primary assemblies in accordance with the OEM Shop Manual.

(g) Liquor.  Liquor and liquor tax provisioned by the Operator for the purposes of in-flight distribution.

(h) Aviation Insurance.  Aircraft hull insurance and aviation liability insurance, including war risk liability and hull war risk insurance per Section 9.03 of the Agreement, plus any related fees and taxes and self insured retention.

(i) Property Taxes.  Property taxes, subject to the provisions of Section 8.02 of the Agreement, less the amounts of any refunds.  Delta agrees to pay Property Taxes assessed in the final year of the Agreement, notwithstanding the actual invoice date to the applicable Operator.

(j) Landing Fees.  Airport landing fees, if paid by the Operator pursuant to Section 4.03(c) of the Agreement.

(k) Aircraft Painting and Interior Refurbishment.  Aircraft painting and Aircraft interior refurbishment expenses, in accordance with Section 3.05 of the Agreement.

(l) APHIS Fees.  APHIS Fees if such fees are paid directly by the Operator notwithstanding Section 8.01 of the Agreement.

(m) Air Navigation Fees.

(n) Airworthiness Directives.  Direct Costs incurred under items (b), (c), (d), (e) or (f) of this Section 1.03 as a result of an Airworthiness Directive and any Direct Costs for materials in excess of *** per Aircraft per Airworthiness Directive resulting from an Airworthiness Directive for which such maintenance is not reimbursed under items (b), (c), (d), (e) or (f) of this Section 1.03.

(o) Aircraft Return Conditions.  Any incremental Direct Costs incurred with meeting the Aircraft return conditions as set forth in the Leases of the Aircraft, if directed by Delta to meet such return conditions upon the termination or expiration of any such Lease.

(p) 2010 Aircraft Interior Remodeling Plan.  Direct Costs incurred with remodeling the interiors of the Aircraft pursuant to the 2010 Aircraft Interior Remodeling Plan provided by Delta.

The Parties agree that for purposes of this Section 1.03, for each relevant period, the following Direct Expenses shall be determined, and such amount billed under this Agreement for such period, in accordance with the following allocations of the aggregated amount of Operators’ actual aggregate Direct Cost incurred, if any, with respect to each such Direct Expense under this Agreement and the corresponding Pass Through Cost under the 2007 CRJ-900 Delta Connection Agreement:

(i) Landing Fees:	Cycles operated by the Aircraft/ (Cycles operated by the Aircraft +	Cycles operated by the CRJ900 DCA Aircraft)

(ii) Passenger Liability Insurance:	Block Hours flown by the Aircraft/ (Block Hours	flown by the Aircraft + Block Hours operated by	the CRJ900 DCA Aircraft)

(iii)  War Risk Insurance:                      Block Hours flown by the Aircraft/ (Block Hoursflown by the Aircraft + Block Hours operated by theCRJ900 DCA Aircraft)

Notwithstanding the foregoing, Delta will not reimburse any Operator for (i) any charges, penalties and/or fees related to late payment which an Operator incurs in connection with payment of the Direct Expenses listed above; (ii) any maintenance performed unreasonably in advance of the time such maintenance is required in accordance with the Maintenance Program; and (iii) any maintenance that is required due to the negligence of such Operator or any of its maintenance service providers, inadequate maintenance by such Operator or such Operator not following procedures approved by the OEM or Delta.  In addition, no Operator shall enter into any agreement pursuant to which such Operator’s Direct Costs pursuant to such agreement would be a Direct Expense hereunder in excess of One Million Dollars per year without the prior written consent of Delta, which consent shall not be unreasonably withheld, conditioned or delayed.  In addition, Delta shall have the right to assist an Operator in obtaining goods and services in connection with operating the Regional Airline Services in a more economical manner, including, without limitation, via bulk purchasing and inventory management systems and processes (each, a “Delta Sourcing Initiative”).  Provided that any such Delta Sourcing Initiative does not materially interfere with or adversely affect other contractual or legal obligations of Parent or Operator in existence at such time or materially interfere with the Operator’s operational or maintenance standards or performance requirements, each as necessary to comply with its obligations under this Agreement, Operator shall implement all such Delta Sourcing Initiatives.

The reimbursement of Equipment Rental Expense in respect of each Aircraft shall be due and payable each month on the date that Rent in respect of such Aircraft under the respective Lease is due and payable

Section 1.04                      Fuel

(a) Fuel Administration.  Each Operator will join the fuel consortium at a Service City upon Delta’s request.  In connection with the Regional Airline Services, Delta will provide to the Operators the following fuel-related services:  (i) fuel supply and into-plane fuel services, including negotiation of fuel supply, fuel storage and into-plane service contracts for the Aircraft and (ii) payment of all into-plane and fuel invoices in respect of the Aircraft.  Delta will reimburse an Operator for any fees associated with joining or being a member of a consortium.

(b) Fuel Burn Review Procedures.  Commencing as of January 1, 2011, Delta and Operators agree to review the fuel burn performance (defined as gallons per block hour) of the Aircraft for compliance with annual performance measures including, but not limited to:

(i) Planned Fuel On Arrival (FOA)

(ii) Auxiliary Power Unit (APU) Usage

Operators will be responsible for the development and setting of the annual performance measure targets for the Aircraft, each as defined in Attachment B, and an annual budgeted fuel burn rate expressed in gallons per block hour (“All-in Rate”), in a timeframe consistent with the development of the annual operating expense budget of each party.  The All-in Rate shall encompass all scheduled and non-scheduled burned gallons and include the measures defined in (b)(i-ii) above and those measures the Parties may agree to subsequently add.  The annual targets for the performance measures and All-in Rate will be subject to Delta’s approval.  The Parties agree to work in good faith to resolve any differences that may exist with respect to setting annual targets.  Each Operator shall implement industry best practices to efficiently manage FOA to ensure target achievement (i.e. Alternate Exemptions 3585C, etc.)  For the APU target, in the event agreement can not be reached, the target will be based on the then-applicable APU target of each Operator with appropriate operational adjustments.  Additional performance measures may be identified and added at a future date by mutual agreement of the parties for purposes of reviewing the Aircraft’s annual fuel burn.  In the event data is not yet available for a given measure, no annual target will be set.  The Parties agree to use reasonable best efforts in researching and collecting data for purposes of adding performance measures and cooperation may not be unreasonably withheld by either Party.

Although fuel tankering does not reduce Aircraft fuel burn it does reduce overall fuel expense.  If Operator does not already have a tankering program in place, the Parties agree to use reasonable best efforts in researching and collecting data for purposes of adding tankering measures.  The Parties agree that tankering shall be reviewed and assessed at a future date to determine procedures for implementation and agree to implement a mutually agreed fuel tankering program.

Not later than sixty (60) days following the end of the year for which the targets applied, Operators shall each (i) deliver to Delta the analysis and conclusion of its performance for the year then ended with respect to each of the performance measures and the All-in Rate, and (ii) provide Delta with the data used by it to determine variances to each of the performance measure targets and the All-in Rate in a format specified by Delta.  Delta shall have thirty (30) days from the receipt of Operators’ analysis to complete its review.  If it is determined that an Operator exceeded one or more of the targets for the annual performance measures, and the cause of exceeding the targets was not attributed to operational exceptions out of such Operator’s control (e.g. runway closure for construction requiring more holding fuel during periods of peak arrival demand), a fuel penalty shall be assessed per the formulas set forth in Attachment B (a “Fuel Burn Penalty Payment”).  If it is mutually determined by an Operator and Delta that such Operator exceeded the budget for the All-in Rate, after adjusting for variances to target for the performance measures, and the cause of exceeding the budget was within the control of such Operator, a fuel penalty shall be assessed per the formula set forth in Attachment B (a “Fuel Burn Penalty Payment”).  Such Fuel Burn Penalty Payment(s) shall be made in accordance with Section 5.03 of the Agreement.

Operators and Delta agree to negotiate in good faith to develop a revised goal structure for FOA, APU and All-in Rate to be implemented by January 1, 2011. Such revised goal structure will provide for incentives as well as penalties.

Section 1.05                      Performance Levels and Related Incentives and Penalties.

(a) Operators shall be subject to certain monthly performance levels together with incentive payments and/or penalties as described in this Section 1.05(a) (“Performance Criteria”).  If Operators achieve the performance criterion, then Delta shall pay Operators the applicable incentive amount set forth below and if Operators do not achieve the performance criterion, then Delta shall charge Pinnacle the applicable penalty amount set forth below.  All incentives and penalties are monthly, unless otherwise specified as quarterly, and stated in dollars per Aircraft.  In the case of Aircraft additions or removals within a monthly or quarterly period, such incentive amounts will be prorated.  Any monthly incentive amount shall be added to, and any monthly penalty charge shall be deducted from, the monthly settlement payment.  Any quarterly incentive amount shall be added to, and any quarterly penalty charge shall be deducted from, the next monthly settlement payment following the tenth day after the delivery by Delta of Operator’s ISM Score pursuant to Section 2.11(a)(iii).  The applicable performance levels and corresponding incentives and penalties are as follows:

(i) Completion Factor (calculated in accordance with Section 2.11(a)(i) of the Agreement):

	Penalty 2	Penalty 1	Neutral	Incentive 1	Incentive 2
Performance Level	*	*	*	*	*
Penalty/Incentive per Aircraft	***	***	***	***	***

* The Performance Levels shall be established in accordance with Exhibit D.

(ii) On-Time Arrival within 0 Minutes (calculated in accordance with Section 2.11(a)(ii) of the Agreement):

	Penalty 2	Penalty 1	Neutral	Incentive 1	Incentive 2
Performance Level	*	*	*	*	*
Penalty/Incentive per Aircraft	***	***	***	***	***

* The Performance Levels shall be established in accordance with Exhibit D.

In conjunction with Operators’ on-time arrival performance, Pinnacle’s and Mesaba’s target block time performance (within zero minutes) shall not exceed *** with respect to the Aggregated CRJ900 Delta Connection Flights.  If Pinnacle’s and Mesaba’s actual block time performance (within zero minutes) exceeds *** with respect to the Aggregated CRJ900 Delta Connection Flights, Pinnacle’s and Mesaba’s actual arrival performance (within zero minutes) will be adjusted downward by 0.7 percentage point per 1.0 percentage point in excess of ***.

(iii) Customer Satisfaction (measured in accordance with Section 2.11(a)(iii) of the Agreement) (The Performance Period for Customer Satisfaction will be assessed on a calendar quarter basis):

	Penalty 2	Penalty 1	Neutral	Incentive 1	Incentive 2
Performance Level	≤ ****	≤ ***** but > *****	> ***** but < *****	≥ ***** but < *****	≥ *****
Penalty/Incentive per Aircraft	*** per quarter	*** per quarter	***per quarter	***per quarter	***per quarter

(iv)           On-Time Departure within 0 Minutes (calculated in accordance with Section 2.11(a)(iv) of the Agreement):

	Penalty 2	Penalty 1	Neutral	Incentive 1	Incentive 2
Performance Level	*	*	*	*	*
Penalty/Incentive per Aircraft	***	***	***	***	***

* The Performance Levels shall be established in accordance with Exhibit D.

(b) Reconciliation of Performance Standards.  Following each month, (i) Operators shall prepare a reconciliation of its actual performance to the targeted performance with respect to the completion factor and on-time arrival factor with respect to the Aggregated CRJ900 Delta Connection Flights and (ii) Delta shall prepare a reconciliation of Operators’ actual performance to targeted performance with respect to the Customer Satisfaction results of the Aggregated CRJ900 Delta Connection Flights. Such reconciliations will be completed and delivered to the other Party within twenty (20) days after the end of each month.  Delta and Pinnacle will have the right to audit the reconciliations prepared by the other and shall report any discrepancies to the other.  Any discrepancy not reported in writing within sixty (60) days of the end of any month shall be deemed waived.

Attachment A

Definitions

For purposes of this Exhibit A, the following terms are defined as set forth below.  (Other defined terms are set forth in Article I of the Agreement).

“Aircraft Months” means an Aircraft each month after such Aircraft has been placed in service by an Operator and remains in service for Delta (including non-scheduled Aircraft).  An Aircraft placed in service by an Operator by the 15th of a month is assumed to have been in service for the entirety of such month.

“Aircraft Months Payment” means the payment for Aircraft Months to be made pursuant to Section 1.01(a) of Exhibit A.

“Aircraft Months Rate” shall have the meaning ascribed to such term in Section 1.02 of this Exhibit A.

“Block Hour Payment” means the payment for Block Hours to be made pursuant to Section 1.01(a) of this Exhibit A.

“Block Hour Rate” shall have the meaning ascribed to such term in Section 1.02 of this Exhibit A.

“CPPI” means the percent increase, if any, in the PPI for finished goods published by the United States Department of Labor, Bureau of Labor Statistics, which increase occurred during the immediately preceding calendar year, defined as (PPI for the prior calendar year/PPI for the two years prior)-1, but in no event in excess of *** and in no event less than zero.  For example, when calculating the Block Hour Rate for 2014 in Section 1.03, CPPI is calculated as follows: (2013 PPI / 2012 PPI) – 1.

“CPPIB” means the percent increase, if any, in the PPI for finished goods published by the United States Department of Labor, Bureau of Labor Statistics, defined as (PPI for the prior calendar year/PPI for the year of 2009)-1, but in no event will the compound annual growth rate be in excess of *** or less than zero.  For example, when calculating the Block Hour Rate for 2012 in the Section 1.03, CPPIB is calculated as follows: (2011 PPI / 2009 PPI) – 1.

“Cycle” means an actual takeoff at an origin city and landing at a destination city of an Aircraft in connection with a Scheduled Flight, a Non-Scheduled Flight or a Charter Flight.

“Cycle Payment” means the payment for Cycles to be made pursuant to Section 1.01(a) of this Exhibit A.

“Cycle Rate” shall have the meaning ascribed to such term in Section 1.02 of this Exhibit A.

“Direct Expenses” shall have the meaning ascribed to such term in Section 1.03 of this Exhibit A.

“Direct Expense Payment” means the payment for Direct Expenses to be made pursuant to Section 1.01(a) of this Exhibit A.

“Equipment Rental Expense” means the Aircraft Rental Expense, the Spare Engine Rental Expense and the QEC Rental Expense.

“Flight Operations Rate” shall have the meaning ascribed to such term in Section 1.02(d)(vi) of this Exhibit A.

“Fuel Burn Penalty Payment” shall have the meaning ascribed to such term in Section 1.04 of this Exhibit A.

“Monthly Payment” means the payment each month to be made pursuant to Section 1.01(a) of this Exhibit A.

“Monthly Rate” shall have the meaning ascribed to such term in Section 1.02 of this Exhibit A.

 “PPI” means Producer Price Index for finished goods published by the United States Department of Labor, Bureau of Labor Statistics, and, if no longer published, any comparable successor index selected by Delta.

 “QEC Rental Expense” means the Basic Rent charged in the Leases between Delta and an Operator with respect to each of the QECs.

Attachment B

Aircraft Fuel Burn (Penalty) Formulas

Note: The formulas below are to be used for the calculation of Fuel Burn Penalty Payments as they pertain to each performance measure and the All-in Rate in Section 1.04 of Exhibit A.  The Penalty, while settled on an annual basis, is based on a monthly calculation.  The result of the calculation for each performance measure shall be netted together to produce a net Penalty, if one should exist.  To the extent that formulas do not yet exist the parties mutually agree to document those formulas when those performance measures are implemented.  Per Section 1.04, the All-in Rate is first adjusted for the variances that exist with respect to each performance measure and actual operating schedule, and then to the extent an unfavorable variance to budget exists, the penalty formula below for the All-in Rate is applied.  A Penalty is assessed if the cause of the All-in Rate variance is deemed within the control of an Operator.  An example for a month is illustrated below in Attachment C hereto.

1.           Excess Planned Fuel on Arrival (PFOA)

Monthly Penalty:
(Average Planned FOA in lbs-Target) x CTC / *** / Block Hours per Cycle x Total Block Hours x fuel cost per gallon

Assumptions:
•	Block Hours based on scheduled and unscheduled operations/Cycles that returned legitimate FOA values (on the flight history database)
•	Cost to Carry (CTC) varies with average enroute time; CTC = (*** x Avg ETE) ***
•	Fuel cost per gallon = actual price per gallon incurred by Delta, including into-plane fees and taxes.

Definition:
Planned Fuel on Arrival (PFOA) is comprised of:
1)	Domestic Reserve Fuel. This is a fixed amount of fuel required by FAR to be carried on all operations.
2)
Alternate Fuel.  This is the fuel required to fly from the intended destination to an alternate destination.  This fuel is required on some but not all flights according to FAR and the applicable Operator’s policies related to destination weather.

3)	Holding fuel (Contingency). This fuel is required, by FAR and the applicable Operator’s policies, for expected holding, potential delays and diversions.

2.           Excess Auxiliary Power Unit (APU) Burn

Monthly Penalty:
(Average Actual APU hrs per Cycle-Target) x Total Cycle x *** x Fuel cost per gallon

Assumptions:
•	APU burn rate = *** per CRJ900 Aircraft (w/Air and electric load)
•	APU runs almost exclusively w/air load but not necessarily electric
•	Cycles based on all Operator operations (scheduled and unscheduled)
•	Fuel cost per gallon = actual price per gallon incurred by Delta per Section 1.04 of this Exhibit A including into-plane fees and taxes.

3.           All-in Rate (to be applied after adjusting for known variances to performance measures above as shown in the sample calculation set forth in Attachment C hereto)

Monthly Penalty:
(Actual All-in Gallons per block hour-Target) x Total Block Hours x Fuel cost per gallon

Assumptions:
•	Fuel cost per gallon = actual price per gallon incurred by Delta per Section 1.04 of this Exhibit A including into-plane fees and taxes.

Attachment C

Example of One Month Penalty Calculation

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Attachment D

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EXHIBIT B

Pass Travel Privileges

DELTA CONNECTION EMPLOYEE NON-REVENUE SPACE AVAILABLE PASS TRAVEL POLICIES

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J-1

Exhibit C

Cancellation Codes

19A – Substitution – Air Operations

19B – Substitution – Information Services

19C – Substitution – Flight Operations

19D – Substitution – Inflight Services

19E – Substitution – Maintenance

19F – Substitution – Airport Customer Service

19G – Inter Carrier Substitution – Delta Requestd

19H – Delta Requested Cancellation

EXHIBIT D

PERFORMANCE LEVELS AND MINIMUM STANDARDS ESTABLISHMENT

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